Exhibit (d)(1)

EXECUTION COPY

AGREEMENT AND PLAN OF MERGER

dated as of

December 12, 2004

among

PEOPLESOFT, INC.,

ORACLE CORPORATION

and

PEPPER ACQUISITION CORP.

i

(continued)

(continued)

		Page
	ARTICLE VIII
	COVENANTS OF PARENT

Section 8.01.	Obligations of Merger Subsidiary	32

Section 8.02.	Voting of Shares	32

Section 8.03.	Director and Officer Liability	32

Section 8.04.	Severance and Benefit Plans; Bonuses	34

Section 8.05.	S-8 Registration	35

Section 8.06.	Parent Plans	36

	ARTICLE IX
	COVENANTS OF PARENT AND THE COMPANY

Section 9.01.	Reasonable Best Efforts	36

Section 9.02.	Certain Filings	36

Section 9.03.	Public Announcements	36

Section 9.04.	Merger Without Meeting of Stockholders	37

Section 9.05.	Dismissal of Litigation	37

Section 9.06.	Stockholder Litigation	37

Section 9.07.	Insider Restrictions	37

Section 9.08.	Integration Planning	38

	ARTICLE X
	CONDITIONS TO THE MERGER

Section 10.01.	Conditions to Obligations of Each Party	38

	ARTICLE XI
	TERMINATION

Section 11.01.	Termination	38

Section 11.02.	Effect of Termination	40

	ARTICLE XII
	MISCELLANEOUS

Section 12.01.	Notices	41

Section 12.02.	Survival of Representations, Warranties and Agreements	42

Section 12.03.	Amendments and Waivers	42

Section 12.04.	Expenses	43

Section 12.05.	Binding Effect; Benefit; Assignment	43

Section 12.06.	Governing Law	44

(continued)

Section 12.07.	Jurisdiction	44

Section 12.08.	WAIVER OF JURY TRIAL	44

Section 12.09.	Counterparts; Effectiveness	44

Section 12.10.	Entire Agreement	44

Section 12.11.	Severability	44

Section 12.12.	Specific Performance	45

Section 12.13.	Guarantee of Parent	45

EXHIBIT A:	CONDITIONS TO THE OFFER

EXHIBIT B:	FORM OF RESTATED CERTIFICATE OF INCORPORATION

AGREEMENT AND PLAN OF MERGER

AGREEMENT AND PLAN OF MERGER dated as of December 12, 2004, among PeopleSoft, Inc., a Delaware corporation (the “Company”), Oracle Corporation, a Delaware corporation (“Parent”), and Pepper Acquisition Corp., a Delaware corporation and a wholly owned subsidiary of Parent (“Merger Subsidiary”).

WHEREAS, Merger Subsidiary has outstanding an offer (the “Existing Offer”) to purchase any and all the outstanding shares of common stock, par value $0.01 per share, of the Company (the “Shares”), including the associated Company Rights (as defined herein), on the terms and subject to the conditions set forth in the Amended and Restated Offer to Purchase dated November 3, 2004, and in the related letter of transmittal;

WHEREAS, the parties hereto have agreed to the acquisition of the Company at a price of $26.50 per share and Parent has agreed to cause Merger Subsidiary to amend the Existing Offer to reflect such agreement (the “Amended Offer”, and as it may be amended from time to time in accordance with this Agreement, the “Offer”);

WHEREAS, the board of directors of the Company (the “Company Board”) has approved the acquisition of the Company by Parent and resolved and agreed to recommend that holders of Shares tender their Shares pursuant to the Offer;

WHEREAS, in furtherance of such transaction, the respective Boards of Directors of Parent, Merger Subsidiary and the Company have approved the merger of Merger Subsidiary with and into the Company (the “Merger”) on the terms and subject to the conditions set forth in this Agreement, whereby each issued Share not owned directly by Parent, Merger Subsidiary or the Company (other than Dissenting Shares (as defined herein)) shall be converted into the right to receive the Offer Price (as defined herein); and

WHEREAS, Parent, Merger Subsidiary and the Company desire to make certain representations, warranties, covenants and agreements in connection with the Offer and the Merger and also to prescribe various conditions to the Offer and the Merger.

NOW, THEREFORE, the parties hereto agree as follows:

ARTICLE I

DEFINITIONS

Section 1.01. Definitions. (a) The following terms, as used herein, have the following meanings:

“Acquisition Proposal” means, other than the transactions contemplated by this Agreement, any offer, proposal or inquiry relating to, or any indication of interest in, (i) any acquisition or purchase, direct or indirect, of (A) assets of the Company or any

Subsidiary of the Company constituting 15% or more of the consolidated assets of the Company and its Subsidiaries or accounting for 15% or more of the consolidated revenue of the Company and its Subsidiaries or (B) 15% or more of any class of equity or voting securities of the Company or any of its Subsidiaries whose assets, individually or in the aggregate, constitute 15% or more of the consolidated assets of the Company or account for 15% or more of the consolidated revenue of the Company and its Subsidiaries, (ii) any tender offer (including a self-tender offer) or exchange offer that, if consummated, would result in any Person beneficially owning 15% or more of any class of equity or voting securities of the Company or any of its Subsidiaries whose assets, individually or in the aggregate, constitute 15% or more of the consolidated assets of the Company or account for 15% or more of the consolidated revenue of the Company and its Subsidiaries or (iii) a merger, consolidation, share exchange, business combination, sale of substantially all the assets, reorganization, recapitalization, liquidation, dissolution or other similar transaction involving the Company or any of its Subsidiaries whose assets, individually or in the aggregate, constitute 15% or more of the consolidated assets of the Company or account for 15% or more of the consolidated revenue of the Company and its Subsidiaries.

“Affiliate” means, with respect to any Person, any other Person directly or indirectly controlling, controlled by or under common control with such Person.

“Business Day” means a day other than Saturday, Sunday or other day on which commercial banks in New York, New York are authorized or required by law to close.

“Code” means the Internal Revenue Code of 1986.

“Company Balance Sheet” means the consolidated balance sheet of the Company as of September 30, 2004 and the footnotes thereto set forth in the Company 10-Q.

“Company Balance Sheet Date” means September 30, 2004.

“Company Plan” means any of the following stock option or compensation plans or arrangements: PeopleSoft, Inc. Amended and Restated 1989 Stock Plan, PeopleSoft, Inc. 1992 Employee Stock Purchase Plan, PeopleSoft, Inc. Amended and Restated 2001 Stock Plan, PeopleSoft, Inc. 2000 Nonstatutory Stock Option Plan, PeopleSoft, Inc. 2003 Directors Stock Plan, Teamscape Corporation 1998 Stock Plan, SkillsVillage, Inc. 1999 Stock Plan, Advance Planning Solutions, Inc. 1998 Stock Plan, Intrepid Systems, Inc. 1992 Stock Option Plan, Red Pepper Software Company 1993 Stock Option Plan, Trimark Technologies, Inc. 1993 Stock Option Plan, Trimark Technologies, Inc. 1995 Employee and Consultants Stock Option Plan, Trimark Technologies 1998 Directors and Executive Officers Non-Statutory Stock Option Plan, Trimark Technologies 1995 Directors and Executive Officers Stock Option Plan, The Vantive Corporation Amended and Restated 1991 Stock Option Plan, The Vantive Corporation 1997 Nonstatutory Stock Option Plan, J.D. Edwards & Company 1992 Incentive Stock Option Plan, J.D. Edwards & Company 1992 Nonqualified Stock Option

Plan, J.D. Edwards & Company 1997 Employee Stock Purchase Plan, J.D. Edwards & Company 1997 Equity Incentive Plan, J.D. Edwards & Company 1997 Employee Stock Purchase Plan for Non-United States Employees, J.D. Edwards & Company 2003 Equity Incentive Plan, J.D. Edwards & Company YOUcentric 2000 Equity Compensation Plan.

“Company 10-K” means the Company’s annual report on Form 10-K for the fiscal year ended December 31, 2003.

“Company 10-Q” means the Company’s quarterly report on Form 10-Q for the quarterly period ended September 30, 2004.

“Customer Assurance Program” means all Customer Assurance Provisions.

“Customer Assurance Provision” means a provision of a license agreement between the Company or any Subsidiary of the Company and a customer entered into during or after June 2003, pursuant to which the customer might become entitled to a payment from the Company, such Subsidiary or Parent as a result of the consummation of the transactions contemplated by this Agreement if, after such consummation, the Company, such Subsidiary or Parent acts or fails to act in the manner described in such provision.

“Delaware Law” means the General Corporation Law of the State of Delaware.

“Employee Plan” means each “employee benefit plan,” as defined in Section 3(3) of ERISA, each employment, severance or similar contract, plan, arrangement or policy and each other plan or arrangement (written or oral) providing for compensation, bonuses, profit sharing, stock option or other stock related rights or other forms of incentive or deferred compensation (including each Company Plan), vacation benefits, insurance (including any self-insured arrangements), health or medical benefits, employee assistance program, disability or sick leave benefits, workers’ compensation, supplemental unemployment benefits, severance benefits and post-employment or retirement benefits (including compensation, pension, health, medical or life insurance benefits) which is maintained, administered or contributed to by the Company or any ERISA Affiliate and covers any employee or former employee of the Company or any of its Subsidiaries, or with respect to which the Company or any of its Subsidiaries has any liability.

“ERISA” means the Employee Retirement Income Security Act of 1974.

“ERISA Affiliate” of any entity means any other entity that, together with such entity, would be treated as a single employer under Section 414 of the Code.

“Exchange Act” means the Securities Exchange Act of 1934.

“Governmental Entity” means any government or governmental authority, body, agency or official, domestic, foreign or supranational, or any court, domestic, foreign or supranational.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976.

“Lien” means, with respect to any property or asset, any mortgage, lien, pledge, charge, security interest, encumbrance or other adverse claim of any kind in respect of such property or asset. For purposes of this Agreement, a Person shall be deemed to own subject to a Lien, any property or asset that it has acquired or holds subject to the interest of a vendor or lessor under any conditional sale agreement, capital lease or other title retention agreement relating to such property or asset.

“Material Adverse Effect” means, with respect to any Person, a material adverse effect on the condition (financial or otherwise), business, liabilities, properties, assets or results of operations of such Person and its Subsidiaries, taken as a whole, except, in the case of the Company, for any such effect resulting from or arising in connection with (i) the making, pendency or consummation of the Existing Offer or the Amended Offer (and any earlier offer since June 6, 2003 by Merger Subsidiary to purchase all of the Shares), this Agreement or the transactions contemplated hereby or the negotiation of this Agreement or any disclosures with respect to any of the foregoing, (ii) changes, circumstances or conditions generally affecting the industry in which the Company or its Subsidiaries operates and not substantially disproportionately affecting the Company or its Subsidiaries, (iii) changes in general economic or political conditions or in the financial markets (including any changes resulting from terrorist activities, war or other armed hostilities) or (iv) changes in law or accounting principles; and provided that any reduction of the Company’s revenue from and after the date hereof shall not constitute or be deemed to constitute a Material Adverse Effect.

“Minimum Condition” means there being validly tendered and not withdrawn before the expiration of the Offer a number of Shares which, together with the Shares then owned by Parent and its Subsidiaries (including Merger Subsidiary) represents a majority of the total number of Shares then outstanding on a fully diluted basis.

“Person” means an individual, corporation, partnership, limited liability company, association, trust or other entity or organization, including a government or political subdivision or an agency or instrumentality thereof.

“SEC” means the Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933.

“Subsidiary” means, with respect to any Person, any entity of which securities or other ownership interests having ordinary voting power to elect a majority of the board of directors or other persons performing similar functions are at any time directly or indirectly owned by such Person.

“Third Party” means any Person as defined in this Agreement or in Section 13(d) of the Exchange Act, other than Parent or any of its Affiliates.

Any reference in this Agreement to a statute shall be to such statute, as amended from time to time, and to the rules and regulations promulgated thereunder.

(b) Each of the following terms is defined in the Section set forth opposite such term:

Term	Section
Certificates	3.03(a)
Closing	3.01(b)
Closing Date	3.01(b)
Company	Recitals
Company Board	Recitals
Company Disclosure Documents	5.09(a)
Company Disclosure Schedule	Article V
Company ESPP	7.06
Company Option	3.05(a)
Company Proxy Statement	5.09(a)
Company Rights	5.05(b)
Company SEC Documents	5.07(a)
Company Securities	5.05(b)
Company Stockholder Meeting	7.02
Company Subsidiary Securities	5.06(b)
Confidentiality Agreement	7.03(a)
Control Date	2.03(a)
Dismissal Date	9.05
Dissenting Shares	3.04
Effective Time	3.01(c)
e-mail	12.01
End Date	11.01(b)(i)
Exchange Agent	3.03(a)
Existing Offer	Recitals
Financial Advisor	5.15
Financial Advisor Opinion	5.16
Foreign Severance Plans	5.17
GAAP	5.08(a)
Indemnified Person	8.03 (a)
Information Statement	2.03 (b)
Initial Expiration Date	2.01(a)
Maximum Premium	8.02(b)
Merger	Recitals
Merger Consideration	3.02(a)
Merger Subsidiary	Recitals
Offer	Recitals
Offer Documents	2.01(b)

Term	Section
Offer Price	2.01(a)
Option Exchange Ratio	3.05(a)
Parent	Recitals
Parent Plans	8.04(b)
Parent Shares	3.05(a)
Payment Event	12.04(b)
Restricted Stock	3.05(b)
Rights Agreement	5.05(b)
Schedule 14D-9	2.02(b)
Schedule 14D-9 Amendment	2.02(b)
Schedule TO	2.01(b)
Schedule TO Amendment	2.01(b)
Section 16	9.07
Severance Plans	8.04(a)
Shares	Recitals
Subsequent Offering Period	2.01(a)
Superior Proposal	7.04(c)
Surviving Corporation	3.01(a)
Transaction Committee	2.02(a)
Uncertificated Shares	3.03(a)

Section 1.02. Other Definitional and Interpretative Provisions. Unless specified otherwise, in this Agreement the obligations of any party consisting of more than one person are joint and several. The words “hereof”, “herein” and “hereunder” and words of like import used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. The captions herein are included for convenience of reference only and shall be ignored in the construction or interpretation hereof. References to Articles, Sections, Exhibits and Schedules are to Articles, Sections, Exhibits and Schedules of this Agreement unless otherwise specified. All Exhibits and Schedules annexed hereto or referred to herein are hereby incorporated in and made a part of this Agreement as if set forth in full herein. Any capitalized terms used in any Exhibit or Schedule but not otherwise defined therein, shall have the meaning as defined in this Agreement. Any singular term in this Agreement shall be deemed to include the plural, and any plural term the singular. Whenever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation”, whether or not they are in fact followed by those words or words of like import. “Writing”, “written” and comparable terms refer to printing, typing and other means of reproducing words (including electronic media) in a visible form. References to any agreement or contract are to that agreement or contract as amended, modified or supplemented from time to time in accordance with the terms hereof and thereof. References to any Person include the successors and permitted assigns of that Person. References from or through any date mean, unless otherwise specified, from and including or through and including, respectively.

ARTICLE II

THE OFFER

Section 2.01. The Offer. (a) Subject to the conditions of this Agreement, as promptly as practicable (and, in any event, not later than the third Business Day following the date hereof) after the date of this Agreement, Merger Subsidiary shall, and Parent shall cause Merger Subsidiary to, amend the Existing Offer to reflect the terms and conditions of this Agreement, including the purchase price of $26.50 per Share (including the associated Company Rights), net to the seller in cash, without interest thereon (the “Offer Price”), and to set December 28, 2004 or such later date that is 10 Business Days after the date of such amendment (the “Initial Expiration Date”), as the expiration date for the Offer. The obligations of Merger Subsidiary to, and of Parent to cause Merger Subsidiary to, accept for payment and pay for any Shares tendered pursuant to the Offer are subject only to the satisfaction or waiver by Merger Subsidiary of the conditions set forth in Exhibit A. Merger Subsidiary expressly reserves the right to waive any condition to the Offer or modify the terms of or conditions to the Offer, except that, without the consent of the Company, Merger Subsidiary shall not (i) reduce the number of Shares subject to the Offer, (ii) reduce the Offer Price, (iii) waive or change the Minimum Condition, (iv) add to the conditions set forth in Exhibit A, (v) modify any condition set forth in Exhibit A or amend any term of the Offer set forth in this Agreement, in each case, in any manner adverse to the holders of Shares, (vi) extend the Offer or (vii) change the form of consideration. Notwithstanding the foregoing, (A) Merger Subsidiary shall extend the Offer (x) from time to time, for a period not to exceed 5 Business Days on each occasion, if at the scheduled or extended expiration date of the Offer the Minimum Condition shall not have been satisfied until such time as such condition is satisfied or waived or this Agreement is terminated or (y) from time to time for a period of 5 Business Days at a time (or such other period as the Company shall approve) if condition (a) set forth in Exhibit A shall not have been satisfied at the scheduled or any extended expiration date of the Offer, until such time as such condition is satisfied or waived or this Agreement is terminated and (B) without the consent of the Company, Merger Subsidiary shall have the right to extend the Offer (i) from time to time, for a period not to exceed 10 Business Days on each such occasion, if, at the scheduled or extended expiration date of the Offer, any of the other conditions to the Offer shall not have been satisfied or waived, until such conditions are satisfied or waived and (ii) for any period required by any rule, regulation, interpretation or position of the SEC or the staff thereof applicable to the Offer or any period required by applicable law. Following expiration of the Offer, Merger Subsidiary may, in its sole discretion, provide a subsequent offering period (“Subsequent Offering Period”) in accordance with Rule 14d-11 of the Exchange Act. Subject to the foregoing, including the requirements of Rule 14d-11, and upon the terms and subject to the conditions of the Offer, Merger Subsidiary shall, and Parent shall cause it to, accept for payment and pay for (i) all Shares validly tendered and not withdrawn pursuant to the Offer as promptly as practicable after the expiration of the Offer and (ii) all Shares validly tendered in the Subsequent Offering Period promptly following the valid tender thereof.

(b) As promptly as practicable after the date of this Agreement, Parent and Merger Subsidiary shall (i) amend the Tender Offer Statement on Schedule TO with respect to the Offer (together with all amendments and supplements thereto and including exhibits thereto, the “Schedule TO”) that was originally filed on June 9, 2003 to reflect the terms and conditions of this Agreement, and file such amendment (the “Schedule TO Amendment”) with the SEC, which shall contain an Amended and Restated Offer to Purchase reflecting the terms and conditions of this Agreement, and a revised form of the letter of transmittal and summary advertisement (collectively, together with any amendments or supplements thereto, the “Offer Documents”) and (ii) cause the Offer Documents to be disseminated to holders of Shares. Each of Parent, Merger Subsidiary and the Company shall promptly correct any information provided by it for use in the Offer Documents if and to the extent that such information shall have become false or misleading in any material respect, and each of Parent and Merger Subsidiary shall take all steps necessary to amend or supplement the Offer Documents and to cause the Offer Documents as so amended or supplemented to be filed with the SEC and to be disseminated to the Company’s stockholders, in each case as and to the extent required by applicable federal securities laws. Parent and Merger Subsidiary shall provide the Company and its counsel with any comments or other communications, whether written or oral, that Parent, Merger Subsidiary or their counsel may receive after the date of this Agreement from the SEC or its staff with respect to the Offer Documents promptly after the receipt of such comments or other communications.

(c) Parent shall provide or cause to be provided to Merger Subsidiary on a timely basis the funds necessary to purchase any Shares that Merger Subsidiary becomes obligated to purchase pursuant to the Offer.

Section 2.02. Company Action. (a) The Company hereby consents to the Offer and represents that the Company Board, at a meeting duly called and held and acting on the unanimous recommendation of a special committee of the Company Board comprised entirely of independent directors (the “Transaction Committee”), has (i) determined that this Agreement and the transactions contemplated hereby, including the Offer and the Merger, are fair to and in the best interests of the Company’s stockholders, (ii) approved and adopted this Agreement and the transactions contemplated hereby, including the Offer and the Merger, in accordance with the requirements of Delaware Law and (iii) subject to Section 7.04(b), resolved to recommend acceptance of the Offer and approval and adoption of this Agreement and the Merger by its stockholders.

The Company has been advised that all of its directors and executive officers who own Shares intend to tender their Shares pursuant to the Offer either prior to the Initial Expiration Date or prior to the expiration date of the Subsequent Offering Period, if any. The Company shall promptly furnish Parent with an updated list of its stockholders, mailing labels and any available listing or computer file containing the names and addresses of all record holders of Shares and lists of securities positions of Shares held in stock depositories, in each case as of the most recent practicable date, and shall provide to Parent such additional information (including updated lists of stockholders, mailing labels and lists of securities positions) and such other assistance as Parent may reasonably request in connection with the Offer.

(b) As promptly as practicable (and, in any event, not later than the later of (i) the third Business Day following the date hereof and (ii) the date the Schedule TO Amendment is filed with the SEC), the Company shall file with the SEC an amendment reflecting the Company Board’s recommendation that the Company’s stockholders accept the Offer, the Company Board’s approval of this Agreement and otherwise reflecting the terms and conditions of this Agreement (the “Schedule 14D-9 Amendment”) to its Solicitation/Recommendation Statement on Schedule 14D-9 originally filed on June 12, 2003, with respect to the Offer, including (if Parent shall have theretofore provided the information required by the final sentence of Section 2.03(b)) an Information Statement (such Schedule 14D-9, as amended or supplemented from time to time, the “Schedule 14D-9”), and shall mail the Schedule 14D-9 Amendment and the Information Statement to the holders of Shares. Each of the Company, Parent and Merger Subsidiary shall promptly correct any information provided by it for use in the Schedule 14D-9 (including the Information Statement) if and to the extent that such information shall have become false or misleading in any material respect, and the Company shall take all steps necessary to amend or supplement the Schedule 14D-9 (including the Information Statement) and to cause the Schedule 14D-9 (including the Information Statement) as so amended or supplemented to be filed with the SEC and disseminated to the Company’s stockholders, in each case as and to the extent required by applicable federal securities laws. The Company shall provide Parent and its counsel in writing with any comments or other communications, whether written or oral, that the Company or its counsel may receive after the date of this Agreement from the SEC or its staff with respect to the Schedule 14D-9 or the Information Statement promptly after the receipt of such comments or other communications.

Section 2.03. Directors. (a) Effective upon the acceptance for payment of any Shares pursuant to the Offer, Parent shall be entitled to designate the number of directors, rounded up to the next whole number, on the Company Board that equals the product of (i) the total number of directors on the Company Board (giving effect to the election of any additional directors pursuant to this Section) and (ii) the percentage that the number of Shares beneficially owned by Parent and/or Merger Subsidiary (including Shares accepted for payment) bears to the total number of Shares outstanding, and the Company shall take all action necessary to cause Parent’s designees to be elected or appointed to the Company Board, including increasing the number of directors, and seeking and accepting resignations of incumbent directors. At such time as such designees constitute a majority of the Board (the “Control Date”), the Company shall also use its best efforts to cause individuals designated by Parent to constitute the number of members, rounded up to the next whole number, on (i) each committee of the Company Board other than the Transaction Committee and (ii) each board of directors of each Subsidiary of the Company (and each committee thereof) that represents the same percentage as such individuals represent on the Company Board. (If Parent does not exercise its rights under this Section, all references in this Agreement to the Control Date shall be deemed references to the Effective Time.) Notwithstanding the foregoing, until Parent and/or Merger Subsidiary acquires a majority of the outstanding Shares on a fully diluted basis, the Company shall use its reasonable efforts to ensure that all of the members of the Company Board and such committees and boards as of the date hereof who are not employees of the Company shall remain members of the Company Board and such committees and boards.

(b) The Company’s obligations to appoint Parent’s designees to the Company Board shall be subject to Section 14(f) of the Exchange Act and Rule 14f-1 promulgated thereunder. Subject to the Parent’s compliance with the final sentence of this Section 2.03(b), the Company shall promptly take all actions, and shall include in the Schedule 14D-9 an information statement (the “Information Statement”) containing such information with respect to the Company and its officers and directors, as Section 14(f) and Rule 14f-1 require in order to fulfill its obligations under this Section. Parent shall timely supply to the Company in writing and be solely responsible for any information with respect to itself and its nominees, officers, directors and affiliates required by Section 14(f) and Rule 14f-1.

(c) Following the election or appointment of Parent’s designees pursuant to Section 2.03(a) and until the Effective Time, the approval of a majority of the directors of the Company then in office who were not designated by Parent shall be required to authorize (and such authorization shall constitute the authorization of the Company Board and no other action on the part of the Company, including any action by any other director of the Company, shall be required to authorize) any termination of this Agreement by the Company, any amendment of this Agreement, any extension of time for performance of any obligation or action hereunder by Parent or Merger Subsidiary and any waiver of compliance with any of the agreements or conditions contained herein for the benefit of the Company.

ARTICLE III

THE MERGER

Section 3.01. The Merger. (a) At the Effective Time, Merger Subsidiary shall be merged with and into the Company in accordance with Delaware Law, whereupon the separate existence of Merger Subsidiary shall cease, and the Company shall be the surviving corporation (the “Surviving Corporation”). At its election, Parent may substitute any of its direct or indirect wholly owned Delaware subsidiaries of Parent for Merger Subsidiary as a constituent corporation in the Merger (unless such substitution would prevent or delay a merger of Merger Subsidiary and the Company in accordance with Section 253 of Delaware Law that could otherwise occur). In such an event, the parties agree to execute an appropriate amendment to this Agreement in order to reflect such substitution.

(b) Upon the terms and subject to the conditions of this Agreement, the closing of the Merger (the “Closing”) shall take place at 10:00 a.m. on a date to be specified by the parties (the “Closing Date”), but in no event more than 2 Business Days after satisfaction of all conditions to the Merger, at the offices of Davis Polk & Wardwell, 1600 El Camino Real, Menlo Park, California 94025, unless the parties hereto agree in writing to another time, date or place.

(c) Upon the Closing, the Company and Merger Subsidiary shall file a certificate of merger with the Delaware Secretary of State and make all other filings or recordings required by Delaware Law in connection with the Merger. The Merger shall become effective at such time as the certificate of merger is duly filed with the Delaware Secretary of State or at such later time as is specified in the certificate of merger (the “Effective Time”).

(d) From and after the Effective Time, the Surviving Corporation shall possess all the rights, powers, privileges and franchises and be subject to all of the obligations, liabilities, restrictions and disabilities of the Company and Merger Subsidiary, all as provided under Delaware Law.

Section 3.02. Conversion of Shares. At the Effective Time:

(a) except as otherwise provided in Section 3.02(b) or Section 3.04, each Share outstanding immediately prior to the Effective Time, together with the associated Company Rights, shall be converted into the right to receive $26.50 in cash or any higher price paid for each Share in the Offer, without interest (the “Merger Consideration”);

(b) each Share held by the Company as treasury stock (other than Shares in an Employee Plan of the Company) or owned directly by Parent or any of its Subsidiaries immediately prior to the Effective Time shall be canceled, and no payment shall be made with respect thereto;

(c) each Share held by any Subsidiary of the Company immediately prior to the Effective Time shall remain outstanding; and

(d) each share of common stock of Merger Subsidiary outstanding immediately prior to the Effective Time shall be converted into and become one share of common stock of the Surviving Corporation with the same rights, powers and privileges as the shares so converted and shall constitute the only outstanding shares of capital stock of the Surviving Corporation.

Section 3.03. Surrender and Payment. (a) Prior to the Effective Time, Parent shall appoint an agent (the “Exchange Agent”) for the purpose of exchanging for the Merger Consideration (i) certificates representing Shares (the “Certificates”) or (ii) uncertificated Shares (the “Uncertificated Shares”). Parent shall make available to the Exchange Agent, at or prior to the Effective Time, cash in amount sufficient to pay the Merger Consideration in respect of all Certificates and Uncertificated Shares (other than Dissenting Shares). Promptly after the Effective Time, Parent shall send, or shall cause the Exchange Agent to send, to each holder of Shares at the Effective Time a letter of transmittal and instructions (which shall specify that the delivery shall be effected, and risk of loss and title shall pass, only upon proper delivery of the Certificates or transfer of the Uncertificated Shares to the Exchange Agent) for use in such exchange.

(b) Each holder of Shares that have been converted into the right to receive the Merger Consideration shall be entitled to receive, upon (i) surrender to the Exchange Agent of a Certificate, together with a properly completed letter of transmittal, or (ii) receipt of an “agent’s message” by the Exchange Agent (or such other evidence, if any, of transfer as the Exchange Agent may reasonably request) in the case of a book-entry transfer of Uncertificated Shares, the Merger Consideration payable for each Share represented by a Certificate or for each Uncertificated Share. Until so surrendered or transferred, as the case may be, each such Certificate or Uncertificated Share shall represent after the Effective Time for all purposes only the right to receive such Merger Consideration.

(b) If any portion of the Merger Consideration is to be paid to a Person other than the Person in whose name the surrendered Certificate or the transferred Uncertificated Share is registered, it shall be a condition to such payment that (i) either such Certificate shall be properly endorsed or shall otherwise be in proper form for transfer or such Uncertificated Share shall be properly transferred and (ii) the Person requesting such payment shall pay to the Exchange Agent any transfer or other taxes required as a result of such payment to a Person other than the registered holder of such Certificate or Uncertificated Share or establish to the satisfaction of the Exchange Agent that such tax has been paid or is not payable.

(d) After the Effective Time, there shall be no further registration of transfers of Shares. If, after the Effective Time, Certificates or Uncertificated Shares are presented to the Surviving Corporation, they shall be canceled and exchanged for the Merger Consideration provided for, and in accordance with the procedures set forth, in this Article III.

(e) Any portion of the Merger Consideration made available to the Exchange Agent pursuant to Section 3.03(a) (and any interest or other income earned thereon) that remains unclaimed by the holders of Shares six months after the Effective Time shall be returned to Parent, upon demand, and any such holder who has not exchanged such Shares for the Merger Consideration in accordance with this Section 3.03 prior to that time shall thereafter look only to Parent for payment of the Merger Consideration in respect of such Shares without any interest thereon. Notwithstanding the foregoing, Parent shall not be liable to any holder of Shares for any amount paid to a public official pursuant to applicable abandoned property, escheat or similar laws. Any amounts remaining unclaimed by holders of Shares three years after the Effective Time (or such earlier date immediately prior to such time when the amounts would otherwise escheat to or become property of any governmental authority) shall become, to the extent permitted by applicable law, the property of Parent free and clear of any claims or interest of any Person previously entitled thereto.

(f) Any portion of the Merger Consideration made available to the Exchange Agent pursuant to Section 3.03(a) to pay for Shares for which appraisal rights have been perfected shall be returned to Parent, upon demand.

Section 3.04. Dissenting Shares. Notwithstanding Section 3.02, Shares outstanding immediately prior to the Effective Time and held by a holder who has not voted in favor of the Merger or consented thereto in writing and who has demanded appraisal for such Shares in accordance with Delaware Law (“Dissenting Shares”) shall not be converted into a right to receive the Merger Consideration, unless such holder fails to perfect, withdraws or otherwise loses the right to appraisal. If, after the Effective Time, such holder fails to perfect, withdraws or loses the right to appraisal, such Shares shall be treated as if they had been converted as of the Effective Time into a right to receive the Merger Consideration and Parent shall promptly make available to the Exchange Agent sufficient cash to make all required payments with respect to such Shares. The Company shall give Parent prompt notice of any demands received by the Company for appraisal of Shares, and Parent shall have the right to participate in all negotiations and proceedings with respect to such demands. Except with the prior written consent of Parent, the Company shall not voluntarily make any payment with respect to, or offer to settle or settle, any such demands.

Section 3.05. Stock Options and Restricted Stock. (a) As of the Effective Time, each stock option outstanding under any stock option or compensation plan or arrangement of the Company (each, a “Company Option”) that is outstanding immediately prior to the Effective Time, whether or not then vested or exercisable, shall cease to represent a right to acquire Shares and shall be converted automatically into an option to purchase shares of Parent’s common stock, par value $0.01 per share (“Parent Shares”), on substantially the same terms and conditions (including vesting schedule and any acceleration thereof pursuant to an Employee Plan as in effect on the date hereof) as applied to such Company Option immediately prior to the Effective Time, except that (i) the number of Parent Shares subject to each assumed Company Option shall be determined by multiplying the number of Shares subject to such Company Option by the Option Exchange Ratio, rounded down to the nearest whole share, and (ii) the exercise price per Parent Share subject to each assumed Company Option shall be determined by dividing the per share exercise price for the Shares otherwise purchasable pursuant to such Company Option by the Option Exchange Ratio, rounded up to the nearest whole cent. The “Option Exchange Ratio” means a fraction, the numerator of which is the Merger Consideration and the denominator of which is the average closing price of Parent Shares on the Nasdaq National Market over the ten trading days immediately preceding (but not including) the date on which the Effective Time occurs. In the case of a Company Option that purports or is intended to be an incentive stock option under Section 422 of the Code, the adjustments in this Section 3.05 shall be modified if necessary to permit such Company Option to continue to comply with Section 422 of the Code.

(b) Effective as of the Effective Time, each Share of restricted stock that is outstanding under any Company Plan (each, a Share of “Restricted Stock”) immediately prior to the Effective Time to the extent not vested on or prior to the Effective Time shall be cancelled in exchange for an obligation of the Company to pay an amount equal to the Merger Consideration. Such amount shall be paid to the holder of such Share of Restricted Stock on the later to occur of (i) the date that such Share of Restricted Stock would have vested pursuant to the terms of the applicable Company Plan and any agreement with the holder or (ii) the date required to avoid the imposition of a tax on such holder pursuant to section 409A of the Code.

(c) Prior to the Effective Time, the Company shall (i) provide to Parent a schedule in the form maintained by the Company’s human resources or stock administration department for internal record keeping purposes that identifies as of the Effective Time with respect to each holder of Company Options and Shares of Restricted Stock, (A) the name of the holder, (B) the total number of Company Options and Shares of Restricted Stock held by such holder, (C) the Company Plan under which each Company Option and each Share of Restricted Stock was issued, (D) the exercise price of each Company Option, (E) the number of Company Options and Shares of Restricted Stock vested, (ii) use reasonable efforts to obtain any necessary consents from holders of Company Options and Shares of Restricted Stock if and to the extent requested by Parent and (iii) pass any resolutions and make any amendments to the terms of the Company’s stock option or compensation plans or arrangements that if and to the extent requested by Parent are reasonably necessary to give effect to the transactions contemplated by Section 3.05(a) and (b).

Section 3.06. Adjustments. If, during the period between the date of this Agreement and the Effective Time, any change in the outstanding Shares shall occur, including by reason of any reclassification, recapitalization, stock split or combination, exchange or readjustment of Shares, or stock dividend thereon with a record date during such period, the cash payable pursuant to the Offer, the Merger Consideration and any other amounts payable pursuant to this Agreement shall be appropriately adjusted.

Section 3.07. Withholding Rights. Each of the Surviving Corporation and Parent shall be entitled to deduct and withhold from the consideration otherwise payable to any Person pursuant to this Article III, such amounts as it is required to deduct and withhold with respect to the making of such payment under any provision of federal, state, local or foreign tax law. If the Surviving Corporation or Parent, as the case may be, so withholds amounts, such amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the Shares in respect of which the Surviving Corporation or Parent, as the case may be, made such deduction and withholding.

Section 3.08. Lost Certificates. If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by the Surviving Corporation, the posting by such Person of a bond, in such reasonable amount as the Surviving Corporation may direct, as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent shall pay, in exchange for such lost, stolen or destroyed Certificate, the Merger Consideration to be paid in respect of the Shares represented by such Certificate, as contemplated by this Article III.

ARTICLE IV

THE SURVIVING CORPORATION

Section 4.01. Certificate of Incorporation. The certificate of incorporation of the Company in effect at the Effective Time shall be the certificate of incorporation of the Surviving Corporation until amended in accordance with applicable law; provided that, at the Effective Time, such certificate of incorporation shall be amended as set forth in Exhibit B.

Section 4.02. Bylaws. The bylaws of Merger Subsidiary in effect at the Effective Time shall be the bylaws of the Surviving Corporation until amended in accordance with applicable law.

Section 4.03. Directors and Officers. From and after the Effective Time, until successors are duly elected or appointed and qualified in accordance with applicable law, (i) the directors of Merger Subsidiary at the Effective Time shall be the directors of the Surviving Corporation and (ii) the officers of the Company at the Effective Time shall be the officers of the Surviving Corporation.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

The Company represents and warrants to each of Parent and Merger Subsidiary, except as set forth under any item in the disclosure schedule delivered by the Company simultaneously with the execution hereof (the “Company Disclosure Schedule”) or in the Company SEC Documents:

Section 5.01. Corporate Existence and Power. The Company is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware and has all corporate powers and all governmental licenses, authorizations, permits, consents and approvals required to carry on its business as now conducted, except for those licenses, authorizations, permits, consents and approvals the absence of which would not have, individually or in the aggregate, a Material Adverse Effect on the Company. True and complete copies of the certificate of incorporation and bylaws of the Company as currently in effect have been filed with the SEC prior to the date hereof.

Section 5.02. Corporate Authorization. The execution, delivery and performance by the Company of this Agreement and the consummation by the Company of the transactions contemplated hereby are within the Company’s corporate powers and, except for the affirmative vote of the holders of a majority of the outstanding Shares in connection with the consummation of the Merger (if required by law), have been duly authorized by all necessary corporate action on the part of the Company. The affirmative vote of the holders of a majority of the outstanding Shares (if required by law) is the only vote of the holders of any of the Company’s capital stock necessary in connection with the consummation of the Merger. This Agreement constitutes a valid and binding agreement of the Company.

Section 5.03. Governmental Authorization. The execution, delivery and performance by the Company of this Agreement and the consummation by the Company of the transactions contemplated hereby require no action by or in respect of, or filing with, any governmental body, agency, official or authority, domestic, foreign or supranational, other than (i) the filing of a certificate of merger with respect to the Merger with the Delaware Secretary of State and appropriate documents with the relevant authorities of other states in which the Company is qualified to do business, (ii) compliance with any applicable requirements of laws, rules and regulations analogous to the HSR Act existing in foreign jurisdictions, (iii) compliance with any applicable requirements of the Exchange Act and (iv) any actions or filings the absence of which would not be reasonably expected to have, individually or in the aggregate, a Material Adverse Effect on the Company or to impair materially the ability of the Company to consummate the transactions contemplated by this Agreement.

Section 5.04. Non-contravention. The execution, delivery and performance by the Company of this Agreement and the consummation by the Company of the transactions contemplated hereby do not and will not (i) contravene, conflict with, or result in any violation or breach of any provision of the certificate of incorporation or bylaws of the Company, (ii) assuming compliance with the matters referred to in Section 5.03, contravene, conflict with, or result in a violation or breach of any provision of any applicable law, statute, ordinance, rule, regulation, judgment, injunction, order or decree, (iii) require any consent or other action by any Person under, constitute a default, or an event that, with or without notice or lapse of time or both, would become a default, under, or cause or permit the termination, cancellation, acceleration or other change of any right or obligation or the loss of any benefit to which the Company or any of its Subsidiaries is entitled under any provision of any agreement or other instrument binding upon the Company or any of its Subsidiaries or any license, franchise, permit, certificate, approval or other similar authorization affecting, or relating in any way to, the assets or business of the Company and its Subsidiaries or (iv) result in the creation or imposition of any Lien on any asset of the Company or any of its Subsidiaries, except for such contraventions, conflicts and violations referred to in clause (ii) and for such failures to obtain any such consent or other action, defaults, terminations, cancellations, accelerations, changes, losses or Liens referred to in clauses (iii) and (iv) that would not be reasonably expected to have, individually or in the aggregate, a Material Adverse Effect on the Company or to impair materially the ability of the Company to consummate the actions contemplated by this Agreement.

Section 5.05. Capitalization. (a) The authorized capital stock of the Company consists of (i) 700,000,000 Shares, of which 375,494,375 Shares (including 1,132,568 Shares of Restricted Stock) were outstanding as of November 30, 2004 and (ii) 2,000,000 shares of preferred stock, par value $0.01 per share, none of which are outstanding. As of November 30, 2004, there were outstanding Company Options to purchase an aggregate of 69,422,758 Shares (of which Company Options to purchase an aggregate of 43,279,336 Shares were exercisable). Each outstanding Company Option and each Share of Restricted Stock was issued pursuant to a Company Plan. All outstanding shares of capital stock of the Company have been, and all shares that may be issued pursuant to the Company Plans will be, when issued in accordance with the respective terms thereof, duly authorized and validly issued and are or then will be fully paid and nonassessable.

(b) Except (x) as set forth in this Section 5.05, (y) for the rights (the “Company Rights”) issued pursuant to the Company’s First Amended and Restated Preferred Share Rights Agreement, effective as of December 16, 1997 and amended as of December 26, 2002, between the Company and EquiServe Trust Company, N.A. (the “Rights Agreement”) and (z) for changes since November 30, 2004 resulting from the exercise of Company Options outstanding on such date, there are no outstanding (i) shares of capital stock of or other voting securities or ownership interests in the Company, (ii) securities of the Company or any of its Subsidiaries convertible into or exchangeable for shares of capital stock or other voting securities or ownership interests in the Company or (iii) options, warrants, calls, subscriptions, preemptive or other rights to acquire from the Company or any of its Subsidiaries, or other obligation of the Company or any of its Subsidiaries to issue, any capital stock of or other voting securities or ownership interests in, or any securities convertible into or exchangeable for capital stock or other voting securities or ownership interests in, the Company (the items in clauses (i), (ii) and (iii) being referred to collectively as the “Company Securities”). There are no outstanding obligations of the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any of the Company Securities. There are no voting trusts, proxies or other similar agreements or understandings to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries is bound with respect to the voting of any Company Securities. There are no contractual obligations or commitments of any character restricting the transfer of, or requiring the registration for sale of, any Company Securities.

(c) Except as set forth in this Section 5.05, no Shares are owned by any Subsidiary of the Company.

Section 5.06. Subsidiaries. (a) Each Subsidiary of the Company is a corporation or other legal entity duly incorporated, validly existing and, if applicable, in good standing under the laws of its jurisdiction of incorporation or organization, has all corporate or similar powers and all governmental licenses, authorizations, permits, consents and approvals required to carry on its business as now conducted, except for such failures which would not have, individually or in the aggregate, a Material Adverse Effect on the Company. All Significant Subsidiaries (as defined in Regulation S-X under the Exchange Act) of the Company and their respective jurisdictions of incorporation are identified in the Company 10-K.

(b) All of the outstanding capital stock of or other voting securities or ownership interests in each Subsidiary of the Company is owned by the Company, directly or indirectly, free and clear of any Lien and free of any other limitation or restriction (including any restriction on the right to vote, sell or otherwise dispose of such capital stock or other voting securities or ownership interests). There are no outstanding (i) securities of the Company or any of its Subsidiaries convertible into or exchangeable for shares of capital stock of or other voting securities or ownership interests in any Subsidiary of the Company or (ii) options, warrants, calls, subscriptions, preemptive or other rights to acquire from the Company or any of its Subsidiaries, or other obligation of the Company or any of its Subsidiaries to issue, any capital stock of or other voting securities or ownership interests in, or any securities convertible into or exchangeable for any capital stock of or other voting securities or ownership interests in, any Subsidiary of the Company (the items in clauses (i) and (ii) being referred to collectively as the “Company Subsidiary Securities”). There are no outstanding obligations of the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any of the Company Subsidiary Securities. There are no voting trusts, proxies or other similar agreements or understandings to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries is bound with respect to the voting of any Company Subsidiary Securities. There are no contractual obligations or commitments of any character restricting the transfer of, or requiring the registration for sale of, any Company Subsidiary Securities.

(c) Except for its Subsidiaries, the Company does not own, directly or indirectly, any material equity or other material ownership interest in any corporation, partnership, joint venture or other entity or enterprise.

Section 5.07. SEC Filings. (a) The Company has filed all required reports, schedules, forms, statements and other documents with the SEC since January 1, 2002 (collectively, the “Company SEC Documents”).

(b) As of its filing date, each Company SEC Document complied, and each such Company SEC Document filed subsequent to the date hereof but prior to the Control Date will comply, as to form in all material respects with the applicable requirements of the Securities Act and the Exchange Act, as the case may be.

(c) As of its filing date, each Company SEC Document filed pursuant to the Exchange Act did not, and each such Company SEC Document filed subsequent to the date hereof will not, contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading, except that information as of a later date (but prior to the date hereof) shall be deemed to modify information as of an earlier date.

(d) Each Company SEC Document that is a registration statement, as amended or supplemented, if applicable, filed pursuant to the Securities Act, as of the date such statement or amendment became effective, did not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading.

(e) No Subsidiary of the Company is required to file any reports, schedules, forms, statements or other documents with the SEC.

Section 5.08. Financial Statements and Internal Controls. (a) The audited consolidated financial statements and unaudited consolidated interim financial statements of the Company included in the Company SEC Documents fairly present, in conformity with generally accepted accounting principles (“GAAP”) applied on a consistent basis (except as may be indicated in the notes thereto), the consolidated financial position of the Company and its consolidated Subsidiaries as of the dates thereof and their consolidated results of operations and cash flows for the periods then ended (subject, in the case of interim financial statements, to the condensation or omission of certain information and footnote disclosures as permitted under the Exchange Act).

(b) The Company has established and maintains disclosure controls and procedures (as defined in Rule 13a-15 under the Exchange Act). Such disclosure controls and procedures are designed to ensure that material information relating to the Company, including its consolidated Subsidiaries, is made known to the Company’s principal executive officer and its principal financial officer by others within those entities, particularly during the periods in which the periodic reports required under the Exchange Act are being prepared. To the knowledge of the Company based on its evaluation of internal controls prior to the date hereof, such disclosure controls and procedures are currently effective in timely alerting the Company’s principal executive officer and principal financial officer to material information required to be included in the Company’s periodic reports required under the Exchange Act.

(c) The Company has established and maintains a system of internal control over financial reporting (as defined in Rule 13a-15 under the Exchange Act) (“internal controls”). To the knowledge of the Company based on its evaluation of internal controls prior to the date hereof, such internal controls are sufficient to provide reasonable assurance regarding the reliability of the Company’s financial reporting and the preparation of Company financial statements for external purposes in accordance with GAAP. The Company has disclosed, based on its most recent evaluation of internal controls prior to the date hereof, to the Company’s auditors and audit committee (i) any significant deficiencies and material weaknesses known to the Company in the design or operation of internal controls which are reasonably likely to adversely affect in a material respect the Company’s ability to record, process, summarize and report financial information and (ii) any material fraud known to the Company that involves management or other employees who have a significant role in internal controls. The Company has made available to Parent a summary of any such disclosure regarding material weaknesses and fraud made by management to the Company’s auditors and audit committee since December 31, 2003.

(d) There are no outstanding loans made by the Company or any of its Subsidiaries to any executive officer (as defined in Rule 3b-7 under the Exchange Act) or director of the Company.

(e) As of the date hereof, the Company has no reason to believe that, in connection with the audit of the Company’s financial statements that would be prepared in respect of the year ended December 31, 2004, an independent auditor would be unable to attest that the Company has maintained effective internal controls over financial reporting pursuant to Auditing Standard No. 2, An Audit of Internal Control Over Financial Reporting Performed in Conjunction with an Audit of Financial Statements (File No. PCAOB-2004-3).

Section 5.09. Disclosure Documents. (a) Each document required to be filed by the Company with the SEC or required to be distributed or otherwise disseminated to the Company’s stockholders after the date hereof in connection with the transactions contemplated by this Agreement (the “Company Disclosure Documents”), including the Schedule 14D-9 (including the Information Statement), the proxy or information statement of the Company (the “Company Proxy Statement”), if any, to be filed with the SEC in connection with the Merger, and any amendments or supplements thereto, when filed, distributed or disseminated, as applicable, will comply as to form in all material respects with the applicable requirements of the Exchange Act.

(b) (i) The Company Proxy Statement, as supplemented or amended, if applicable, at the time such Company Proxy Statement or any amendment or supplement thereto is first mailed to stockholders of the Company and at the time such stockholders vote on adoption of this Agreement, and (ii) any Company Disclosure Document (other than the Company Proxy Statement), at the time of the filing of such Company Disclosure Document or any supplement or amendment thereto, at the time of any distribution or dissemination thereof and at the time of the consummation of the Offer, will not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading. The representations and warranties contained in this Section 5.09(b) will not apply to statements or omissions included in the Company Disclosure Documents based upon information furnished to the Company in writing by Parent specifically for use therein.

(c) The information with respect to the Company or any of its Subsidiaries that the Company furnishes to Parent specifically for use in the Schedule TO and the Offer Documents, at the time of the filing of the Schedule TO, at the time of any distribution or dissemination of the Offer Documents and at the time of the consummation of the Offer, will not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading.

Section 5.10. Absence of Certain Changes. Since the Company Balance Sheet Date, the business of the Company and its Subsidiaries has been conducted in the ordinary course consistent with past practices (except in connection with the Offer and any earlier offer since June 6, 2003 by Merger Subsidiary to purchase all of the Shares), and there has not been:

(a) as of the date of this Agreement, any event, occurrence, development or state of circumstances or facts that has had or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company;

(b) any declaration, setting aside or payment of any dividend or other distribution with respect to any shares of capital stock of the Company, or any repurchase, redemption or other acquisition by the Company or any of its Subsidiaries of any outstanding shares of capital stock or other securities of, or other ownership interests in, the Company or any of its Subsidiaries (other than in connection with the cashless exercise of any employee stock options or share withholding);

(c) any amendment of any material term of any outstanding security of the Company or any of its Subsidiaries;

(d) any incurrence, assumption or guarantee by the Company or any of its Subsidiaries of any indebtedness for borrowed money other than in the ordinary course of business and in amounts and on terms consistent with past practices;

(e) any creation or other incurrence by the Company or any of its Subsidiaries of any Lien on any material asset other than in the ordinary course of business consistent with past practices;

(f) any making of any material loan, advance or capital contributions to or investment in any Person other than loans, advances or capital contributions to or investments in its wholly-owned Subsidiaries;

(g) as of the date of this Agreement, any damage, destruction or other casualty loss (whether or not covered by insurance) affecting the business or assets of the Company or any of its Subsidiaries that has had or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company;

(h) any transaction or commitment made, or any contract or agreement entered into, by the Company or any of its Subsidiaries relating to its assets or business (including the acquisition or disposition of any assets and the licensing to or by the Company of intellectual property) or any relinquishment by the

Company or any of its Subsidiaries of any contract or other right, in either case, that has had or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company, other than transactions and commitments in the ordinary course of business consistent with past practices and those contemplated by this Agreement;

(i) any change in any method of accounting or accounting principles or practice by the Company or any of its Subsidiaries, except for any such change required by reason of a change in GAAP or Regulation S-X under the Exchange Act;

(j) any material capital expenditure, or commitment for a material capital expenditure, for additions or improvements to property, plant and equipment other than in the ordinary course of business consistent with the past practices;

(k) as of the date of this Agreement, any cancellation of any licenses, sublicenses, franchises, permits or agreements to which the Company or any of its Subsidiaries is a party, or any notification to the Company or any of its Subsidiaries that any party to any such arrangements intends to cancel or not renew such arrangements beyond their expiration date as in effect on the date hereof, which cancellation or notification has had or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company;

(l) other than to satisfy existing contractual obligations in effect on the Company Balance Sheet Date, any (i) grant of any severance or termination pay to (or amendment to any existing arrangement with) any (A) non-officer employee of the Company or any of its Subsidiaries, other than grants in the ordinary course of business consistent with past practice, or (B) any director or officer of the Company, (ii) increase in benefits payable under any existing severance or termination pay policies or employment agreements, (iii) any entering into any employment, deferred compensation or other similar agreement (or any amendment to any such existing agreement) with any (A) non-officer employee of the Company or any of its Subsidiaries other than the entrance into any such agreement in the ordinary course of business consistent with past practice, or (B) director or officer of the Company, (iv) establishment, adoption or amendment (except as required by applicable law or as would not materially increase the benefits under or aggregate costs incurred by the Company and its Subsidiaries under the applicable plan) of any collective bargaining, bonus, profit-sharing, thrift, pension, retirement, deferred compensation, compensation, stock option, restricted stock or other benefit plan or arrangement covering any director, officer or employee of the Company or any of its Subsidiaries or (v) other than as expressly contemplated by Section 8.04(c) or (d) of this Agreement, increase in compensation, bonus or other benefits payable to any (A) non-officer employee of the Company or any of its Subsidiaries, other than increases in the ordinary course of business consistent with past practice, or (B) director or officer of the Company; or

(m) any Tax election made or changed, any annual tax accounting period changed, any method of tax accounting adopted or changed, any amended Tax Returns or claims for Tax refunds filed, any closing agreement entered into, any Tax claim, audit or assessment settled, or any right to claim a material Tax refund, offset or other reduction in Tax liability surrendered, in each case to the extent such action is materially adverse to the Company.

Section 5.11. No Undisclosed Material Liabilities. As of the date of this Agreement, there are no liabilities or obligations of the Company or any of its Subsidiaries of any kind whatsoever, whether accrued, contingent, absolute, determined, determinable or otherwise, required by GAAP to be set forth on a consolidated balance sheet of the Company and its consolidated Subsidiaries or in the notes thereto, other than:

(a) liabilities or obligations disclosed and provided for in the Company Balance Sheet or in the notes thereto or in the Company SEC Documents filed prior to the date hereof, and

(b) liabilities or obligations that would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company.

Section 5.12. Customer Obligations. (a) The descriptions of the scope of, and potential amounts payable under, the Company’s Customer Assurance Provisions contained in the Company SEC Documents are accurate in all material respects.

(b) Since the Company Balance Sheet Date, neither the Company nor its Subsidiaries have (i) materially modified the standard terms and conditions of support services offered to customers in connection with the licensing of products of the Company or its Subsidiaries or (ii) changed in any material respect the frequency or quality of updates to products of the Company or its Subsidiaries in comparison to the frequency and quality of updates delivered in the most recent major release cycle completed prior to the date of this Agreement.

Section 5.13. Compliance with Laws and Court Orders. The Company and each of its Subsidiaries is in compliance with, and to the knowledge of the Company is not under investigation with respect to and, since January 1, 2004, has not been threatened to be charged with or given notice of any violation of, any applicable law, statute, ordinance, rule, regulation, judgment, injunction, order or decree, except for failures to comply or violations that would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company.

Section 5.14. Litigation. As of the date of this Agreement, there is no action, suit, investigation or proceeding pending against, or, to the knowledge of the Company, threatened against the Company, any of its Subsidiaries or any present or former officer or director (in such officer’s or director’s capacity as such) of the

Company or any of its Subsidiaries before any court or arbitrator or before or by any governmental body, agency or official, domestic, foreign or supranational, that would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company or that in any manner challenges or seeks to prevent, enjoin, alter or materially delay the Offer or the Merger or any of the other transactions contemplated hereby.

Section 5.15. Finders’ Fees. Except for Citigroup Global Markets Inc. and Goldman, Sachs & Co. (each, a “Financial Advisor”), there is no investment banker, broker, finder or other intermediary that has been retained by or is authorized to act on behalf of the Company or any of its Subsidiaries who might be entitled to any fee or commission from the Company or any of its Affiliates in connection with the transactions contemplated by this Agreement.

Section 5.16. Opinion of Financial Advisors. Each Financial Advisor has delivered to the Company Board its opinion that, as of the date such opinion was delivered, the consideration to be received in the Offer and the Merger is fair, from a financial point of view, to the holders of Shares (other than Parent, Merger Subsidiary and their respective Affiliates) (each, a “Financial Adviser Opinion”). The Company has been authorized by each Financial Advisor to permit the inclusion of a copy of its Financial Adviser Opinion in the Schedule 14D-9. As of the date of this Agreement, neither Financial Advisor Opinion has been withdrawn, revoked or modified. The Company will make available to Parent for informational purposes a true and complete copy of each Financial Adviser Opinion.

Section 5.17. Change of Control Arrangements. The Company has heretofore made available to Parent a true and complete copy of each Employee Plan not filed with the SEC, including any amendments, pursuant to which the consummation by the Company of the transactions contemplated by this Agreement might (either alone or together with any other event) entitle any current or former officer, employee or independent contractor of the Company or any of its Subsidiaries to severance, bonus or other pay or accelerate the time of payment or vesting or trigger any payment of funding (through a grantor trust or otherwise) of compensation or benefits or might increase the amount payable or trigger any other material obligation pursuant to any Employee Plan other than any such Employee Plans applicable to the Company’s or its Subsidiaries’ non-U.S. employees (the “Foreign Severance Plans”) which the Company will make available as promptly as practicable after the date hereof.

Section 5.18. Antitakeover Statutes and Rights Agreement. (a) The Company has taken all action necessary to exempt the Offer, the Merger and this Agreement and the transactions contemplated hereby from the provisions of Section 203 of Delaware Law, and, accordingly, such Section will not apply to any such transactions. To the knowledge of the Company, no other “control share acquisition,” “fair price,” “moratorium” or other antitakeover laws or regulations enacted under U.S. state or federal laws apply to this Agreement or any of the transactions contemplated hereby.

(b) The Company has taken all action necessary to (i) render the Company Rights issued pursuant to the terms of the Rights Agreement inapplicable to the Offer, the Merger and this Agreement and the transactions contemplated hereby and (ii) ensure that (A) neither Parent, Merger Subsidiary nor any of their Affiliates is an Acquiring Person (as defined in the Rights Agreement), (B) none of a Distribution Date, Stock Acquisition Date or Section 13 Event (each as defined in the Rights Agreement) shall occur by reason of the approval or execution of this Agreement, the announcement or consummation of the Offer or Merger or the consummation of any of the other transactions contemplated by this Agreement and (C) the Rights shall expire immediately prior to the acceptance of any Shares for payment pursuant to the Offer.

ARTICLE VI

REPRESENTATIONS AND WARRANTIES OF PARENT

Parent represents and warrants to the Company that:

Section 6.01. Corporate Existence and Power. Each of Parent and Merger Subsidiary is a corporation duly incorporated, validly existing and in good standing under the laws of its jurisdiction of incorporation and has all corporate powers and all governmental licenses, authorizations, permits, consents and approvals required to carry on its business as now conducted, except for those licenses, authorizations, permits, consents and approvals the absence of which would not have, individually or in the aggregate, a Material Adverse Effect on Parent. True and complete copies of the certificate of incorporation and bylaws of the Company as currently in effect have been filed with the SEC prior to the date hereof. Parent has heretofore made available to the Company true and complete copies of the certificate of incorporation and bylaws of Merger Subsidiary as currently in effect. Since the date of its incorporation, Merger Subsidiary has not engaged in any activities other than in connection with or as contemplated by this Agreement or in connection with arranging any financing required to consummate the transactions contemplated hereby.

Section 6.02. Corporate Authorization. The execution, delivery and performance by Parent and Merger Subsidiary of this Agreement and the consummation by Parent and Merger Subsidiary of the transactions contemplated hereby are within the corporate powers of Parent and Merger Subsidiary and have been duly authorized by all necessary corporate action. This Agreement constitutes a valid and binding agreement of each of Parent and Merger Subsidiary.

Section 6.03. Governmental Authorization. The execution, delivery and performance by Parent and Merger Subsidiary of this Agreement and the consummation by Parent and Merger Subsidiary of the transactions contemplated hereby require no action by or in respect of, or filing with, any governmental body, agency, official or authority, domestic, foreign or supranational, other than (i) the filing of a certificate of merger with respect to the Merger with the Delaware Secretary of State and appropriate documents with the relevant authorities of other states in which Parent is qualified to do business, (ii) compliance with any applicable requirements of laws, rules and regulations analogous to the HSR Act existing in foreign jurisdictions, (iii) compliance with any applicable requirements of the Exchange Act and any other applicable securities or takeover laws, whether state or foreign and (iv) any actions or filings the absence of which would not be reasonably expected to have, individually or in the aggregate, a Material Adverse Effect on Parent or to impair materially the ability of Parent and Merger Subsidiary to consummate the transactions contemplated by this Agreement.

Section 6.04. Non-contravention. The execution, delivery and performance by each of Parent and Merger Subsidiary of this Agreement and the consummation by each of Parent and Merger Subsidiary of the transactions contemplated hereby do not and will not (i) contravene, conflict with, or result in any violation or breach of any provision of the certificate of incorporation or bylaws of Parent or Merger Subsidiary or (ii) assuming compliance with the matters referred to in Section 6.03, contravene, conflict with, or result in a violation or breach of any provision of any applicable law, statute, ordinance, rule, regulation, judgment, injunction, order or decree, except for such contraventions, conflicts and violations referred to in clause (ii) that would not be reasonably expected to have, individually or in the aggregate, a Material Adverse Effect on Parent or to impair materially the ability of the Parent and Merger Subsidiary to consummate the actions contemplated by this Agreement.

Section 6.05. Disclosure Documents. (a) The information with respect to Parent and any of its Subsidiaries that Parent furnishes to the Company in writing specifically for use in any Company Disclosure Document will not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading (i) in the case of the Company Proxy Statement, as supplemented or amended, if applicable, at the time such Company Proxy Statement or any amendment or supplement thereto is first mailed to stockholders of the Company and at the time such stockholders vote on adoption of this Agreement, and (ii) in the case of any Company Disclosure Document other than the Company Proxy Statement, at the time of the filing of such Company Disclosure Document or any supplement or amendment thereto, at the time of any distribution or dissemination thereof and at the time of the consummation of the Offer.

(b) The Schedule TO, when filed, and the Offer Documents, when distributed or disseminated, will comply as to form in all material respects with the applicable requirements of the Exchange Act and, at the time of such filing, at the time of such distribution or dissemination and at the time of consummation of the Offer, will not contain any untrue statement of a material fact or omit to state any material fact necessary to make the statements made therein, in the light of the circumstances under which they were made, not misleading; provided that this representation and warranty will not apply to statements or omissions included in the Schedule TO and the Offer Documents based upon information furnished to Parent or Merger Subsidiary by the Company specifically for use therein.

Section 6.06. Finders’ Fees. Except for Credit Suisse First Boston LLC, whose fees will be paid by Parent, there is no investment banker, broker, finder or other intermediary that has been retained by or is authorized to act on behalf of Parent who might be entitled to any fee or commission from the Company or any of its Affiliates upon consummation of the transactions contemplated by this Agreement.

Section 6.07. Financing. Parent has and at the expiration of the Offer will have, and will make available to Merger Subsidiary, sufficient cash, available lines of credit or other sources of immediately available funds to enable Merger Subsidiary to purchase all of the Shares outstanding on a fully-diluted basis.

ARTICLE VII

COVENANTS OF THE COMPANY

The Company agrees that:

Section 7.01. Conduct of the Company. (a) From the date hereof until the Control Date the Company and its Subsidiaries shall conduct their business in the ordinary course consistent with past practice and, to the extent consistent therewith and with the Company’s other obligations under this Agreement, shall use their reasonable best efforts to preserve intact their business organizations and relationships with third parties and to keep available the services of their present officers and employees. Without limiting the generality of the foregoing, except for matters set forth in Section 7.01 of the Company Disclosure Schedule or otherwise expressly permitted by this Agreement, from the date hereof until the Effective Time, without the prior written consent of Parent:

(b) the Company shall not adopt or propose any change to its certificate of incorporation or bylaws;

(c) the Company shall not, and shall not permit any of its Subsidiaries to, merge or consolidate with any other Person or acquire a material amount of stock or assets of any other Person;

(d) the Company shall not, and shall not permit any of its Subsidiaries to, sell, lease, license or otherwise dispose of any material subsidiary or material amount of assets, securities or property except (i) pursuant to existing contracts or commitments and (ii) in the ordinary course consistent with past practices;

(e) except to the extent consistent with the ordinary course of business consistent with past practice, Company shall not, and shall not permit any of its Subsidiaries to, materially modify the standard terms and conditions of support services offered in connection with the licensing of products of the Company or its Subsidiaries to customers or change the frequency or quality of updates to products of the Company or its Subsidiaries in comparison to the frequency and quality of updates delivered in the most major release cycle completed prior to the date of this Agreement;

(f) the Company shall not, and shall not permit any of its Subsidiaries to, (i) grant any severance or termination pay to (or amendment to any existing arrangement with) any director, officer or employee of the Company or any of its Subsidiaries other than pursuant to Employee Plans as in effect on the date hereof, (ii) increase benefits payable under any existing severance or termination pay policies or employment agreements, (iii) enter into any employment, deferred compensation or other similar agreement (or any amendment to any such existing agreement) with any director, officer or employee of the Company or any of its Subsidiaries (other than agreements with new non-officer employees entered into in the ordinary course of business consistent with past practice that do not provide for severance or change in control benefits), (iv) establish, adopt or amend (except as required by applicable law or immaterial amendments that do not increase benefits or costs under such plan) any collective bargaining, bonus, profit-sharing, thrift, pension, retirement, deferred compensation, compensation, stock option, restricted stock or other benefit plan or arrangement covering any director, officer or employee of the Company or any of its Subsidiaries or (v) other than as expressly contemplated by Section 8.04(c) or (d), increase compensation, bonus or other benefits payable to any director, officer or employee of the Company or any of its Subsidiaries;

(g) the Company shall not, and shall not permit any of its Subsidiaries to, intentionally (i) take any action that would make any representation and warranty of the Company hereunder inaccurate in any respect at, or as of any time prior to, the Control Date or (ii) omit to take any action necessary to prevent any such representation or warranty from being inaccurate in any respect at any such time, in either case, which inaccuracy would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company; and

(h) the Company shall not, and shall not permit any of its Subsidiaries to, agree or commit to do any of the foregoing.

Section 7.02. Stockholder Meeting; Proxy Material. The Company shall cause a meeting of its stockholders (the “Company Stockholder Meeting”) to be duly called and held as soon as reasonably practicable after consummation of the Offer for the purpose of voting on the approval and adoption of this Agreement and the Merger, unless Delaware Law does not require a vote of stockholders of the Company for consummation of the Merger. Subject to Section 7.04(b), the Company Board shall recommend approval and adoption of this Agreement and the Merger by the Company’s stockholders. In connection with such meeting, the Company shall (i) promptly prepare and file with the SEC and, after using its reasonable best efforts to respond to all SEC comments, shall thereafter mail to its stockholders as promptly as practicable the Company Proxy Statement and all other proxy materials for such meeting, (ii) subject to Section 7.04(b), use its reasonable best efforts to obtain the necessary approval by its stockholders of this Agreement and the transactions contemplated hereby and (iii) otherwise comply with all legal requirements applicable to such meeting.

Section 7.03. Access to Information. From the date hereof until the earlier of (A) Effective Time and (B) the termination of this Agreement pursuant to Section 11.01, and subject to applicable law and the Confidentiality Agreement dated as of December 11, 2004 between the Company and Parent (the “Confidentiality Agreement”), the Company shall (i) give Parent, its counsel, financial advisors, auditors and other authorized representatives reasonable access during normal business hours to the offices, properties, books and records of the Company and its Subsidiaries, (ii) furnish to Parent, its counsel, financial advisors, auditors and other authorized representatives such financial and operating data and other information as such Persons may reasonably request and (iii) instruct the employees, counsel, financial advisors, auditors and other authorized representatives of the Company and its Subsidiaries to cooperate reasonably with Parent in its investigation of the Company and its Subsidiaries. Any investigation pursuant to this Section shall be conducted in such manner as not to interfere unreasonably with the conduct of the business of the Company and its Subsidiaries. No information or knowledge obtained by Parent in any investigation pursuant to this Section shall affect or be deemed to modify any representation or warranty made by the Company hereunder.

Section 7.04. No Solicitation; Other Offers. (a) Neither the Company nor any of its Subsidiaries shall, nor shall the Company or any of its Subsidiaries authorize or permit any of its or their officers, directors, employees, investment bankers, attorneys, accountants, consultants or other agents or advisors to, directly or indirectly, (i) solicit, initiate or knowingly take any action to facilitate or encourage the submission of any Acquisition Proposal, (ii) enter into or participate in any discussions or negotiations with, furnish any information relating to the Company or any of its Subsidiaries or afford access to the business, properties, assets, books or records of the Company or any of its Subsidiaries to, otherwise cooperate in any way with, or knowingly assist, participate in, facilitate or encourage any effort by any Third Party that is seeking to make, or has made, an Acquisition Proposal, (iii) grant any waiver or release under any standstill or similar agreement with respect to any class of equity securities of the Company or any of its Subsidiaries, (iv) take any action to render the Company Rights issued pursuant to the terms of the Rights Agreement inapplicable to an Acquisition Proposal or the transactions contemplated thereby, exempt or exclude any person from the definition of an Acquiring Person (as defined by the Rights Agreement) under the terms of the Rights Agreement or, other than as contemplated by this Agreement in connection with the Offer, allow the Company Rights to expire prior to their expiration date or (v) enter into any agreement with respect to an Acquisition Proposal.

(b) Notwithstanding the foregoing, the Company Board, directly or indirectly through advisors, agents or other intermediaries, may (i) engage in negotiations or discussions with any Third Party that, without prior solicitation after the date hereof by the Company, has made a bona fide Acquisition Proposal that the Company Board reasonably believes will lead to a Superior Proposal, (ii) furnish to such Third Party nonpublic information relating to the Company or any of its Subsidiaries pursuant to a confidentiality agreement with terms no less favorable in the aggregate to the Company than those contained in the

Confidentiality Agreement (a copy of which shall be provided simultaneously to Parent for informational purposes only), (iii) following receipt of a Superior Proposal, fail to make, withdraw or modify in a manner adverse to Parent its recommendation to its stockholders referred to in Sections 2.02 and 7.02 hereof and/or (iv) take any nonappealable, final action that any court of competent jurisdiction orders the Company to take, but in each case referred to in the foregoing clauses (i) through (iii) only if the Company Board determines in good faith by a majority vote of independent directors, after consultation with Gibson Dunn & Crutcher LLP or Cleary, Gottlieb, Steen & Hamilton, outside legal counsel to the Company, that it must take such action to comply with its fiduciary duties under applicable law. Nothing contained herein shall prevent the Company Board from complying with Rule 14e-2(a) under the Exchange Act with regard to an Acquisition Proposal.

(c) The Company Board shall not take any of the actions referred to in clauses (b)(i) through (b)(iii) of the preceding subsection unless the Company shall have delivered to Parent a prior written notice advising Parent that it intends to take such action, and the Company shall continue to advise Parent after taking such action. In addition, the Company shall notify Parent promptly (but in no event later than 24 hours) after receipt by the Company of any Acquisition Proposal, any material modification of such proposal or any request for information relating to the Company or any of its Subsidiaries or for access to the business, properties, assets, books or records of the Company or any of its Subsidiaries by any Third Party that, to the knowledge of the Company, is considering making, or has made, an Acquisition Proposal. The Company shall provide such notice orally and in writing and shall identify the Third Party making, and the material terms and conditions of, any such Acquisition Proposal, indication or request. The Company shall keep Parent fully informed, on a current basis, of the status and details of any such Acquisition Proposal, indication or request. The Company shall, and shall cause its Subsidiaries and the advisors, employees and other agents of the Company and any of its Subsidiaries to, cease immediately and cause to be terminated any and all existing activities, discussions and negotiations, if any, with any Third Party conducted prior to the date hereof with respect to any Acquisition Proposal and shall use its reasonable best efforts to cause any such Third Party (or its agents or advisors) in possession of confidential information about the Company that was furnished by or on behalf of the Company to return or destroy all such information.

“Superior Proposal” means any bona fide, unsolicited written Acquisition Proposal for at least a majority of the outstanding Shares on terms that the Company Board determines in good faith by a majority vote, after consultation with one or both of its Financial Advisors and taking into account all the terms and conditions of the Acquisition Proposal, including any break-up fees, expense reimbursement provisions and conditions to consummation, are more favorable and provide greater value to the Company’s stockholders than as provided hereunder and for which financing, to the extent required, is then fully committed or reasonably determined to be available by the Company Board.

Section 7.05. Notices of Certain Events. (a) The Company shall promptly notify Parent of:

(i) any notice or other communication from any Person alleging that the consent of such Person is or may be required in connection with the transactions contemplated by this Agreement;

(ii) any notice or other communication from any governmental or regulatory agency or authority in connection with the transactions contemplated by this Agreement;

(iii) any actions, suits, claims, investigations or proceedings commenced or, to its knowledge, threatened against the Company or any of its Subsidiaries that, if pending on the date of this Agreement, would have been required to have been disclosed pursuant to Sections 5.13 or 5.14, as the case may be;

(iv) the occurrence, or non-occurrence, of any event the occurrence or non-occurrence of which would be reasonably expected to cause any representation or warranty of the Company contained herein to be untrue or inaccurate at any time during the period commencing on the date hereof and ending at the expiration of the Offer; and

(v) any material failure of the Company to comply with or satisfy any material covenant, condition or agreement to be complied with or satisfied by it hereunder. The delivery of any notice pursuant to this Section 7.05(a) shall not limit or otherwise affect the remedies available hereunder to Parent.

(b) Parent shall promptly notify the Company of:

(i) any notice or other communication from any governmental or regulatory agency or authority in connection with the transactions contemplated by this Agreement;

(ii) any actions, suits, claims, investigations or proceedings commenced or, to its knowledge, threatened against the Company or any of its Subsidiaries that, if pending on the date of this Agreement, would have been required to have been disclosed pursuant to Sections 5.13 or 5.14, as the case may be;

(iii) the occurrence, or non-occurrence, of any event the occurrence or non-occurrence of which would be reasonably expected to cause any representation or warranty of Parent or Merger Subsidiary contained herein to be untrue or inaccurate at any time during the period commencing on the date hereof and ending at the Effective Time; and

(iv) any material failure of Parent or Merger Subsidiary to comply with or satisfy any material covenant, condition or agreement to be complied with or satisfied by it hereunder. The delivery of any notice pursuant to this Section 7.05(b) shall not limit or otherwise affect the remedies available hereunder to the Company.

Section 7.06. Company ESPP. The Company shall take all action that is necessary to (i) cause the exercise of each outstanding purchase right under the Company Employee Stock Purchase Plan (the “Company ESPP”) prior to the Effective Time; and (ii) provide that no further purchase period or offering period shall commence under the Company ESPP following that date. Immediately prior to and effective as of the Effective Time and subject to the consummation of the Merger, the Company shall terminate the Company ESPP.

Section 7.07. 401(k) Plans. Effective as of the day immediately preceding the Effective Time, the Company shall terminate any and all 401(k) plans sponsored or maintained by the Company, unless Parent provides written notice to the Company at least five Business Days prior to the Effective Time that any such 401(k) plan shall not be terminated; provided that Parent shall cause the Company to make full contributions to the 401(k) plan for the 401(k) plan year as required under the terms of the 401(k) plan, irrespective of whether Parent requests the termination of the 401(k) plan. At the Closing, Parent shall receive from the Company evidence that each of the Company’s 401(k) plans has been terminated pursuant to resolutions of the Company Board.

ARTICLE VIII

COVENANTS OF PARENT

Parent agrees that:

Section 8.01. Obligations of Merger Subsidiary. Parent shall take all action necessary to cause Merger Subsidiary to perform its obligations under this Agreement and to consummate the Offer and the Merger on the terms and conditions set forth in this Agreement.

Section 8.02. Voting of Shares. Parent shall vote all Shares beneficially owned by it or any of its Subsidiaries in favor of adoption of this Agreement at the Company Stockholder Meeting.

Section 8.03. Director and Officer Liability. Parent shall, or shall cause the Surviving Corporation, to do the following:

(a) From and after the Control Date, Parent shall, or shall cause the Surviving Corporation to, indemnify and hold harmless the present and former officers and directors of the Company and its Subsidiaries (each an “Indemnified Person”) in respect of acts or omissions occurring at or prior to the Effective Time to the fullest extent permitted by Delaware Law or any other applicable laws (including, without limitation, the advancement of reasonable attorney’s fees and disbursements, which shall be paid, reimbursed or advanced by Parent or the Surviving Corporation prior to the final disposition thereof without the requirement of any bond or other security). Parent agrees that all rights to indemnification, expense advancement and exculpation existing in favor of the present and former directors and officers of the Company and its Subsidiaries as provided in the Company’s or any such Subsidiary’s certificate of incorporation and bylaws or existing indemnification agreements, as in effect as of the date hereof, with respect to matters occurring through the Effective Time, shall survive the Merger and shall continue in full force and effect, without any amendment that would adversely affect the rights thereunder of the individuals who on or at any time prior to the Effective Time were entitled to rights thereunder.

(b) For six years after the Effective Time, Parent shall, or shall cause the Surviving Corporation to, provide officers’ and directors’ liability insurance in respect of acts or omissions occurring prior to the Effective Time covering each such Indemnified Person currently covered by the Company’s officers’ and directors’ liability insurance policy on terms no less favorable to each such Indemnified Person than those of such policy in effect on the date hereof; provided that, in satisfying its obligation under this Section 8.03(b), Parent or the Surviving Corporation shall not be obligated to pay an annual premium in excess of 300% of the aggregate annual amounts currently paid by the Company to maintain the policy in effect as of the date hereof (the “Maximum Premium”); and provided, further, that if equivalent coverage can be obtained only by paying an annual premium in excess of the Maximum Premium, Parent or the Surviving Corporation shall be required to obtain the most advantageous policies of directors’ and officers’ liability insurance obtainable for an annual premium equal to the Maximum Premium; and provided, further, that if such insurance policies cannot be obtained at all, Parent or the Surviving Corporation shall be required to purchase all available extended reporting periods with respect to pre-existing insurance in an amount that, together with all other policies purchased pursuant to this Section 8.03(b), does not exceed the amount equal to the Maximum Premium multiplied by six.

(c) If Parent, the Surviving Corporation or any of its successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger, or (ii) transfers or conveys all or substantially all of its properties and assets to any Person, then, and in each such case, to the extent necessary, proper provision shall be made so that the successors and assigns of Parent or the Surviving Corporation, as the case may be, shall assume the obligations set forth in this Section 8.03.

(d) The rights of each Indemnified Person under this Section 8.03 shall be in addition to any rights such Person may have under the certificate of incorporation or bylaws of the Company or any of its Subsidiaries, under Delaware Law or any other applicable laws or under any agreement of any Indemnified Person with the Company or any of its Subsidiaries. These rights shall survive consummation of the Merger and are intended to benefit, and shall be enforceable by, each Indemnified Person.

Section 8.04. Severance and Benefit Plans; Bonuses. (a) Each Employee Plan in which any current or former employee of the Company or any of its ERISA Affiliates participates immediately prior to the Effective Time shall become the obligations of Parent and the Surviving Corporation at the Effective Time and, for at least one year thereafter, Parent shall, or shall cause the Surviving Corporation to either maintain the Employee Plans (including incentive compensation arrangements), with such modifications as are necessary to replicate, or integrate with, Parent’s benefits plans for its employees (provided that this shall not give Parent the right to amend the Severance Plans or Foreign Severance Plans) or provide benefits under Parent Plans (as defined below) that are at least as favorable, in the aggregate, to the benefits provided to the Parent employees, considered as a group, under the Parent Plans as in effect immediately prior to the Effective Time. Without limiting the generality of the foregoing, from the Effective Time and for at least one year thereafter, Parent shall, or shall cause the Surviving Corporation to: (A) continue the (i) Executive Severance Policy – Presidents, Co-Presidents and Executive Vice Presidents, (ii) Executive Severance Policy – Senior Vice Presidents, (iii) Executive Severance Policy – Group Vice Presidents, (iv) Vice President Severance Benefit Plan and (v) Employee Severance Benefit Plan and any Foreign Severance Plans (collectively, the “Severance Plans”) as adopted or in effect for Company employees on the date hereof and each as previously provided in writing to Parent or, with respect to the Foreign Severance Plans, as provided to Parent in writing as promptly as practicable after the date hereof, (B) assume and honor any and all obligations of the Company under the Severance Plans and any individual severance or employment agreements by and between the Company or any of its Subsidiaries and any of their respective officers and employees, as such Severance Plans and agreements exist and are in effect as of the date hereof and (C) provide any employee of the Company whose employment is terminated during the period beginning on the Control Date through the one year anniversary of the Closing Date with outplacement assistance on the terms and conditions set forth in the Severance Plan applicable to such employee or, if no such outplacement assistance is set forth in the applicable Severance Plan, on terms and conditions consistent with that customarily provided to employees of that level by the Company prior to the Closing.

(b) With respect to any employee benefit plans of the Parent (“Parent Plans”), the Parent shall, or shall cause the Surviving Corporation to: (i) with respect to any medical or health plan, waive any pre-existing condition or exclusion in any Parent Plans in which any Company employee may be entitled to participate that would result in a lack of coverage for any condition for which a Company employee would have been entitled to coverage under the corresponding Employee Plan; (ii) with respect to any medical or health plan, waive any waiting period in any Parent Plans in which any Company employee may be entitled to participate that exceeds the corresponding waiting period under the corresponding Employee Plan (after taking into account the service credit provided for herein for purposes of satisfying such waiting period); (iii) use reasonable efforts to provide each Company employee with credit for any co-payments and deductibles paid prior to the Effective Time (to the same extent such credit was given under the analogous Employee Plan prior to the Control Date) in satisfying any applicable deductible or out-of-pocket requirements under any Parent Plans in which such employees may be eligible to participate after the Effective Time and (iv) recognize all service of the Company employees with the Company or any of its ERISA Affiliates for purposes of eligibility to participate, vesting credit, entitlement to benefits, and, solely with respect to vacation and severance benefits, benefit accrual in any Parent Plan in which the Company employees may be eligible to participate after the Effective Time; provided that the foregoing shall not apply to the extent it would result in duplication of benefits. Nothing in this paragraph shall be interpreted to require the Parent to provide for the participation of any Company employee in any Parent Plan.

(c) If and to the extent not paid by the Company prior to the Closing Date, Parent shall, or shall cause the Company, to pay, within 10 Business Days following the Closing, (i) to all persons who, as of the date hereof, participate in the Company’s broad-based employee bonus plan applicable to officers and employees and described in exhibit 10.29 to the Company’s annual report on Form 10-K for the year ended December 31, 2003, a bonus for the fiscal quarter ending December 31, 2004 determined as if all company, individual and other performance targets established under such plan in respect of such fiscal quarter were achieved at 112.5% of target, and (ii) to all officers who, as of the date hereof, participate in the Company’s discretionary annual bonus plan, a bonus under such plan in an aggregate amount not to exceed the amount paid under such plan for fiscal 2003.

(d) If and to the extent not paid by the Company prior to the Closing Date, Parent shall, or shall cause the Company to, pay within 10 Business Days following the Closing all commissions and bonuses under the Company’s “Sales and Incentive Compensation Plans” for the fiscal quarter ending December 31, 2004 determined as if each participant in such plans had completed all sales that, as of December 10, 2004, each such participant had included in such participant’s “commitment list” of transactions expected to close by the end of such quarter.

(e) Parent will use reasonable efforts to not take or omit to take and to not permit the Company to take or omit to take any action that would subject any employee of the Company or its Subsidiaries to a tax pursuant to section 409A of the Code with respect to the transactions contemplated hereby; provided that Parent shall not be required to pay additional costs.

Section 8.05. S-8 Registration. As promptly as practicable but no later than 10 Business Days after the Effective Time, Parent agrees to file with the SEC a registration statement on Form S-8 covering the sale of Parent Shares issuable pursuant to outstanding Company Options assumed by Parent pursuant to the terms hereof, and Parent shall use reasonable best efforts to maintain the effectiveness of such registration statement and the current status of the prospectus associated therewith so long as any Company Options remain outstanding. The Company will cooperate and reasonably assist Parent in the preparation of such registration statement.

Section 8.06. Parent Plans. Parent acknowledges that it currently intends to maintain an engineering organization at the Company’s Pleasanton campus following the Effective Time.

ARTICLE IX

COVENANTS OF PARENT AND THE COMPANY

The parties hereto agree that:

Section 9.01. Reasonable Best Efforts. Subject to the terms and conditions of this Agreement, the Company, Merger Subsidiary and Parent shall use their reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate the transactions contemplated by this Agreement, including (i) preparing and filing as promptly as practicable with any governmental authority or other Third Party all documentation to effect all necessary filings, notices, petitions, statements, registrations, submissions of information, applications and other documents and (ii) obtaining and maintaining all approvals, consents, registrations, permits, authorizations and other confirmations required to be obtained from any governmental authority or other Third Party that are necessary, proper or advisable to consummate the transactions contemplated by this Agreement. Notwithstanding anything in this Agreement, in no event shall Parent (i) be required to accept any restraint or prohibition on the exercise of Parent’s full rights of ownership or operation (or that of its Affiliates) of all or a substantial portion of the business or assets of the Company and its Subsidiaries, taken as a whole, or of Parent and its Subsidiaries, taken as a whole, or (ii) be compelled to divest, dispose of or hold separate all or a substantial portion of the business or assets of the Company and its Subsidiaries, taken as a whole, or of Parent and its Subsidiaries, taken as a whole, in each case, if it would have a material adverse effect on Parent and its Subsidiaries (including the Company and its Subsidiaries) following the Effective Time.

Section 9.02. Certain Filings. The Company and Parent shall cooperate with one another (i) in connection with the preparation of the Company Disclosure Documents and the Offer Documents, (ii) in determining whether any action by or in respect of, or filing with, any governmental body, agency, official or authority is required, or any actions, consents, approvals or waivers are required to be obtained from parties to any material contracts, in connection with the consummation of the transactions contemplated by this Agreement and (iii) in taking such actions or making any such filings, furnishing information required in connection therewith or with the Company Disclosure Documents or the Offer Documents and seeking timely to obtain any such actions, consents, approvals or waivers.

Section 9.03. Public Announcements. Parent and the Company shall consult with each other before issuing any press release or making any other public statement, or scheduling any press conference or conference call with investors or analysts, with respect to this Agreement or the transactions contemplated hereby and, except as may be required by applicable law, order of a court of competent jurisdiction or any listing agreement with or rule of NASDAQ, shall not issue any such press release or make any such other public statement or schedule any such press conference or conference call before such consultation.

Section 9.04. Merger Without Meeting of Stockholders. If Parent and its subsidiaries (including Merger Subsidiary) shall acquire in the aggregate at least 90% of the outstanding Shares pursuant to the Offer or otherwise, Parent shall take all necessary and appropriate action to cause the Merger to be effective as soon as practicable after the acceptance for payment and purchase of Shares pursuant to the Offer without a meeting of stockholders of the Company in accordance with Section 253 of Delaware Law.

Section 9.05. Dismissal of Litigation. Each of the parties shall promptly enter into stipulations staying all litigation currently pending between them or their respective Affiliates and representatives, or commenced by or on behalf of any of them in connection with the Offer, and the parties shall cause such stipulations to be filed promptly after the date of this Agreement. Each of the parties shall also, promptly following the Control Date, enter into and file stipulations dismissing with prejudice all such litigation and releasing all claims against the other parties hereto (and their Affiliates and representatives) based on any action or omission that occurred prior to the date of such stipulations as of the date such stipulations are filed. Notwithstanding the foregoing, if this Agreement is terminated in accordance with Article XI, after such termination nothing herein shall prevent either party (or its Affiliates or representatives) from pursuing any such litigation or any other litigation against any other party hereto (or its Affiliates or representatives).

Section 9.06. Stockholder Litigation. The Company shall give Parent the opportunity to participate in the defense or settlement of any stockholder litigation that currently exists or arises after the date of this Agreement against the Company or its directors or officers relating to any of the transactions contemplated hereby, and no such settlement shall be agreed to without Parent’s consent, which shall not be unreasonably withheld or delayed.

Section 9.07. Insider Restrictions. Prior to the Effective Time, the Board of Directors (or an appropriate committee of non-employee directors thereof) of each of Parent and the Company shall, as applicable, adopt a resolution consistent with the interpretative guidance of the SEC so that the acquisition pursuant to this Agreement of equity securities of Parent (including derivative securities) by any person who is expected to become a covered person of Parent for purposes of Section 16 of the Exchange Act (“Section 16”), and the disposition pursuant to this Agreement of equity securities of the Company (including derivative securities) by any officer or director of Company, shall each be an exempt transaction for purposes of Section 16.

Section 9.08. Integration Planning. The Company shall use reasonable efforts to cooperate with all reasonable requests of Parent for the purpose of facilitating integration of Parent and the Company, including (a) continuing to work with KPMG LLP, the Company’s independent auditors, to prepare the audited consolidated financial statements of the Company as of and for the year ended December 31, 2004 and (b) if requested by Parent, appointing an overall integration coordinator, designating liaisons for functional and geographic units and cooperating in communications to customers, partners and employees.

ARTICLE X

CONDITIONS TO THE MERGER

Section 10.01. Conditions to Obligations of Each Party. The obligations of the Company, Parent and Merger Subsidiary to consummate the Merger are subject to the satisfaction of the following conditions:

(a) if required by Delaware Law, this Agreement shall have been approved and adopted by the stockholders of the Company in accordance with such law;

(b) no provision of any applicable law or regulation and no judgment, injunction, order or decree shall prohibit the consummation of the Merger; and

(c) Merger Subsidiary shall have purchased Shares pursuant to the Offer (provided that this shall not be a condition to Parent’s and Merger Subsidiary’s obligations if Merger Subsidiary shall have failed to purchase Shares pursuant to the Offer in violation of this Agreement).

ARTICLE XI

TERMINATION

Section 11.01. Termination. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time (notwithstanding any approval of this Agreement by the stockholders of the Company):

(a) by mutual written agreement of the Company and Parent;

(b) by either the Company or Parent, if:

(i) the Offer has not been consummated on or before January 31, 2005 (the “End Date”); provided that the right to terminate this Agreement pursuant to this Section 11.01(b)(i) shall not be available to any party whose breach of any provision of this Agreement is the principal reason for the failure of the Offer to be consummated by such time; or

(ii) (A) there shall be any law or regulation that makes acceptance for payment of, and payment for, the Shares pursuant to the Offer or consummation of the Merger illegal or otherwise prohibited or (B) any judgment, injunction, order or decree (which the parties shall have used their reasonable best efforts to resist, resolve or lift in accordance with Section 9.01) of any court or governmental body having competent jurisdiction enjoining Merger Subsidiary from accepting for payment of, and paying for, the Shares pursuant to the Offer or the Company or Parent from consummating the Merger is entered and such judgment, injunction, order or decree shall have become final and nonappealable;

(c) by the Company if,

(i) prior to the acceptance for payment of the Shares under the Offer, the Company Board shall have failed to make, withdrawn, or modified in a manner adverse to Parent, its approval or recommendation of this Agreement, the Offer or the Merger, as permitted by Section 7.04(b)(iii); provided that the Company shall have paid any amounts due pursuant to Section 12.04(b) in accordance with the terms, and at the times, specified therein, and provided, further, that (i) the Company notifies Parent, in writing and at least 48 hours prior to such termination, of its intention to terminate this Agreement and to enter into a binding written agreement concerning an Acquisition Proposal that constitutes a Superior Proposal, attaching the most current version of such proposed agreement (or a description of all material terms and conditions thereof), and (ii) Parent does not make, within 48 hours of receipt of such written notification, an offer that the Company Board determines in good faith by a majority vote of independent directors, after consultation with its Financial Advisors, is at least as favorable to the stockholders of the Company as such Superior Proposal, it being understood that the Company shall not enter into any such binding agreement during such 48-hour period; or

(ii) (x) either Parent or Merger Subsidiary shall have breached or failed to perform in any material respect any of its material obligations under the Agreement or (y) the representations and warranties of Parent and Merger Subsidiary contained in the Agreement, disregarding all qualifications contained therein regarding materiality, shall not be true when made or at any time prior to the consummation of the Offer as if made at and as of such time and such failures to be true, in the aggregate, shall have had or would reasonably be expected to have a Material Adverse Effect on Parent or to impair materially the ability of Parent and Merger Subsidiary to consummate the transactions contemplated by this Agreement.

(d) by Parent, if at any time prior to the purchase of any Shares pursuant to the Offer,

(i) (A) the Company Board shall have failed to make, withdrawn or modified in a manner adverse to Parent, its approval or recommendation of this Agreement, the Offer or the Merger (whether or not as permitted by Section 7.04(b)(iii)) or (B) the Company shall have breached any of the provisions of Section 7.04;

(ii) the Company shall have entered into, or announced its intention to enter into, an agreement with respect to an Acquisition Proposal; or

(iii) there shall have occurred a breach of any representation or warranty or failure to perform any covenant or agreement on the part of the Company set forth in this Agreement that would cause the condition set forth in paragraph (b) of Exhibit A not to be satisfied, and such condition is incapable of being satisfied by the End Date.

The party desiring to terminate this Agreement pursuant to this Section 11.01 (other than pursuant to Section 11.01(a)) shall give notice of such termination to the other party.

Section 11.02. Effect of Termination. If this Agreement is terminated pursuant to Section 11.01, this Agreement shall become void and of no effect with no liability on the part of any party (or any stockholder, director, officer, employee, agent, consultant or representative of such party) to the other party hereto; provided that, if such termination shall result from the willful (i) failure of either party to fulfill a condition to the performance of the obligations of the other party or (ii) failure of either party to perform a covenant hereof, such party shall be fully liable for any and all liabilities and damages incurred or suffered by the other party as a result of such failure; and provided, further, that if (A) such termination shall result from the willful failure of Merger Subsidiary to perform its covenants and agreements to purchase Shares in the Offer pursuant to Article II or (B) the Agreement is terminated by Parent pursuant to Section 11.01(b), Parent agrees that (in addition to any damages that may be due to the Company or its stockholders) for a period of five years (in the case of a termination described in clause (A) above) or two years (in the case of a termination described in clause (B) above) from the date of such termination, neither Parent nor any of its Affiliates, alone or with others, will in any manner, directly or indirectly: (a) effect or seek, offer or propose (whether publicly or otherwise) to effect, or cause or participate in, or in any way knowingly assist (including, without limitation, through the provision of financing) any other person to effect or seek, offer or propose (whether publicly or otherwise) to effect, or cause or participate in, any Acquisition Proposal or any “solicitation” of “proxies” (as such terms are used under the Exchange Act) or consents with respect to any voting securities of the Company; (b) form, join or in any way participate in a “group” (as such term is used under the Exchange Act) with respect to any securities of the Company; (c) otherwise act, alone or in concert with others, to seek to control or influence the management, board of directors or policies of the Company; (d) take any action that might force the Company to make a public announcement regarding any of the types of matters set forth in clause (a) above; (e) enter into discussions or arrangements with any Third Party with respect to any of the matters set forth in clauses (a) through (d) above; or (f) request that the Company (or any of its directors, officers, employees or agents) amend or waive any part of this proviso. The provisions of Sections 7.03, 12.04, 12.06, 12.07, 12.08, 12.12 and 12.13 shall survive any termination hereof pursuant to Section 11.01.

ARTICLE XII

MISCELLANEOUS

Section 12.01. Notices. All notices, requests and other communications to any party hereunder shall be in writing (including facsimile transmission and electronic mail (“e-mail”) transmission, so long as a receipt of such e-mail is requested and received) and shall be given, if to Parent or Merger Subsidiary, to:

Oracle Corporation
500 Oracle Parkway
Redwood City, California 94065
Attention: Daniel Cooperman
Facsimile No.: (650) 633-1813
E-mail: daniel.cooperman@oracle.com

with a copy to:

Davis Polk & Wardwell
1600 El Camino Real
Menlo Park, CA 94025
Attention: William M. Kelly
Facsimile No.: (650) 752-2111
E-mail: william.kelly@dpw.com

if to the Company, to:

PeopleSoft, Inc.
4460 Hacienda Drive
Pleasanton, California 94588
Attention: James P. Shaughnessy
Facsimile No.: (925) 694-5550
E-mail: Jim_Shaughnessy@peoplesoft.com

with a copy to:

Cleary, Gottlieb, Steen & Hamilton
One Liberty Plaza
New York, New York 10006
Attention: Victor I. Lewkow
Facsimile No.: (212) 225-3999
E-mail: vlewkow@cgsh.com

and to

Gibson Dunn & Crutcher LLP
One Montgomery Street
Telesis Tower
San Francisco, California 94104
Attention: Douglas D. Smith
Peter T. Heilmann
Facsimile No.: (415) 986-5309
E-mail: DSmith@gibsondunn.com
PHeilmann@gibsondunn.com

or to such other address or facsimile number as such party may hereafter specify for the purpose by notice to the other parties hereto. All such notices, requests and other communications shall be deemed received on the date of receipt by the recipient thereof if received prior to 5 p.m. on a Business Day in the place of receipt. Otherwise, any such notice, request or communication shall be deemed not to have been received on the next succeeding Business Day in the place of receipt.

Section 12.02. Survival of Representations, Warranties and Agreements. The representations, warranties and agreements contained herein and in any certificate or other writing delivered pursuant hereto shall not survive the Effective Time, except for the agreements set forth in Article III and Sections 8.03, 8.04, 8.05 and 9.07.

Section 12.03. Amendments and Waivers. (a) Subject to Section 2.03(c), any provision of this Agreement may be amended or waived prior to the Effective Time if, but only if, such amendment or waiver is in writing and is signed, in the case of an amendment, by each party to this Agreement or, in the case of a waiver, by each party against whom the waiver is to be effective; provided that, after the adoption of this Agreement by the stockholders of the Company and without their further approval, no such amendment or waiver shall reduce the amount or change the kind of consideration to be received in exchange for the Shares.

(b) No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by law.

Section 12.04. Expenses. (a) Except as otherwise provided herein, all costs and expenses incurred in connection with this Agreement shall be paid by the party incurring such cost or expense.

(b) If a Payment Event (as hereinafter defined) occurs, the Company shall pay to Parent (by wire transfer of immediately available funds), if, pursuant to (i) below, simultaneously with the occurrence of such Payment Event or, if pursuant to (ii) or (iii) below, within two Business Days following such Payment Event, a fee of $200,000,000.

“Payment Event” means (x) the termination of this Agreement pursuant to Section 11.01(c), (y) the termination of this Agreement pursuant to Section 11.01(d)(i) or Section 11.01(d)(ii) or (z) the occurrence, within 9 months of the termination of this Agreement pursuant to Section 11.01(b)(i), of the completion or consummation of an Acquisition Proposal, provided that (A) an Acquisition Proposal shall have been made and not irrevocably withdrawn prior to such termination and (B) all conditions to the Offer set forth in Exhibit A other than the Minimum Condition shall have been satisfied as of the most recent expiration date of the Offer on or prior the End Date.

(c) The Company acknowledges that the agreements contained in this Section 12.04 are an integral part of the transactions contemplated by this Agreement and that, without these agreements, Parent and Merger Subsidiary would not enter into this Agreement. Accordingly, if the Company fails promptly to pay any amount due to Parent pursuant to this Section 12.04, it shall also pay any costs and expenses incurred by Parent or Merger Subsidiary in connection with a legal action to enforce this Section 12.04 that results in a judgment against the Company for such amount; provided that Parent shall pay any costs and expenses incurred by the Company in defending any such action that results in a judgment in favor of the Company.

Section 12.05. Binding Effect; Benefit; Assignment. (a) The provisions of this Agreement shall be binding upon and, except for the provisions of Section 2.01, Section 8.03, Section 9.05 and Section 9.07, shall inure to the benefit of the parties hereto and their respective successors and assigns. Except for the provisions of Section 2.01, Section 8.03, Section 9.05 and Section 9.07, no provision of this Agreement is intended to confer any rights, benefits, remedies, obligations or liabilities hereunder upon any Person other than the parties hereto and their respective successors and assigns.

(b) No party may assign, delegate or otherwise transfer any of its rights or obligations under this Agreement without the consent of each other party hereto, except (i) that Parent or Merger Subsidiary may transfer or assign, in whole or from time to time in part, to one or more of its wholly-owned Subsidiaries, the right to purchase all or a portion of the Shares pursuant to the Offer, but no such transfer or assignment shall relieve Parent or Merger Subsidiary of its obligations under the Offer or prejudice the rights of tendering stockholders to receive payment for Shares validly tendered and accepted for payment pursuant to the Offer and (ii) as provided in Section 3.01(a).

Section 12.06. Governing Law. This Agreement shall be governed by and construed in accordance with the law of the State of Delaware, without regard to the conflicts of law rules of such state.

Section 12.07. Jurisdiction. The parties hereto agree that any suit, action or proceeding seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement or the transactions contemplated hereby shall be brought in any federal court located in the State of Delaware or any Delaware state court, and each of the parties hereby irrevocably consents to the exclusive jurisdiction of such courts (and of the appropriate appellate courts therefrom) in any such suit, action or proceeding and irrevocably waives, to the fullest extent permitted by law, any objection that it may now or hereafter have to the laying of the venue of any such suit, action or proceeding in any such court or that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum. Process in any such suit, action or proceeding may be served on any party anywhere in the world, whether within or without the jurisdiction of any such court. Without limiting the foregoing, each party agrees that service of process on such party as provided in Section 12.01 shall be deemed effective service of process on such party.

Section 12.08. WAIVER OF JURY TRIAL. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

Section 12.09. Counterparts; Effectiveness. This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. This Agreement shall become effective when each party hereto shall have received a counterpart hereof signed by all of the other parties hereto. Until and unless each party has received a counterpart hereof signed by the other party hereto, this Agreement shall have no effect and no party shall have any right or obligation hereunder (whether by virtue of any other oral or written agreement or other communication).

Section 12.10. Entire Agreement. This Agreement constitutes the entire agreement between the parties with respect to the subject matter of this Agreement and supersedes all prior agreements and understandings, both oral and written, between the parties with respect to the subject matter of this Agreement.

Section 12.11. Severability. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction or other authority to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such a determination, the parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the fullest extent possible.

Section 12.12. Specific Performance. The parties hereto agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms hereof and that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement or to enforce specifically the performance of the terms and provisions hereof in any federal court located in the State of Delaware or any Delaware state court, in addition to any other remedy to which they are entitled at law or in equity.

Section 12.13. Guarantee of Parent. Parent hereby guarantees the payment by Merger Subsidiary of any amounts payable by Merger Subsidiary pursuant to the Offer or otherwise pursuant to this Agreement and will cause Merger Subsidiary to perform all of its other obligations under this Agreement in accordance with their terms.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

PEOPLESOFT, INC.

By:
Name:
Title:

ORACLE CORPORATION

By:
Name:
Title:

PEPPER ACQUISITION CORP.

By:
Name:
Title:

EXHIBIT A

Notwithstanding any other provision of the Offer, Merger Subsidiary shall not be required to accept for payment or pay for any Shares, and may terminate the Offer, if at the expiration date of the Offer, (i) the Minimum Condition shall not have been satisfied or (ii) any of the following conditions exists:

(a) any provision of any applicable law or regulation or any judgment, injunction, order or decree shall prohibit the consummation of the Offer, the acceptance for payment of or payment for some or all of the Shares by Parent or Merger Subsidiary or consummation of the Merger;

(b) (i) the Company shall have breached or failed to perform in any material respect any of its material obligations under the Agreement or (ii) the representations and warranties of the Company contained in the Agreement, disregarding all qualifications contained therein regarding materiality, shall not be true when made or at any time prior to the consummation of the Offer as if made at and as of such time (other than representations and warranties that are made only as of a specified date, which need only to be true as of such specified date) and such failures to be true, in the aggregate, shall have had or would reasonably be expected to have a Material Adverse Effect on the Company, or

(c) the Agreement shall have been terminated in accordance with its terms.

EXHIBIT B

(Form of Restated Certificate of Incorporation)

1